As filed with the Securities and Exchange Commission on September 16, 2015

Registration No. 333-206758

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PFIZER INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	13-5315170
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

235 East 42nd Street

New York, NY 10017-5755

(212) 733-2323

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Margaret M. Madden, Esq.

Vice President and Corporate Secretary

Chief Counsel—Corporate Governance

235 East 42nd Street

New York, NY 10017-5755

(212) 733-2323

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stacy J. Kanter, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 (212) 735-3000	Joseph H. Kaufman, Esq. John D. Lobrano, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: Upon the consummation of the exchange offer described herein.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Pfizer Inc. may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the U. S. Securities and Exchange Commission (of which this prospectus is a part), is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2015

PROSPECTUS

Pfizer Inc.

Offers to Exchange

All Outstanding Hospira, Inc. Notes of the Series Specified Below

and Solicitation of Consents to Amend the Related Indenture and Notes

Upon the terms and subject to the conditions set forth in this prospectus (as it may be supplemented and amended from time to time, and including the annexes hereto, this “prospectus”) and the related amended and restated letter of transmittal and consent (as it may be supplemented and amended from time to time, the “letter of transmittal and consent”), we are offering to exchange (the “exchange offers”) any and all validly tendered and accepted notes of the following series issued by Hospira, Inc. (“Hospira”) for notes to be issued by us as described, and for the consideration summarized, in the table below.

CUSIP No.	Series of Notes Issued by Hospira to be Exchanged (Collectively, the “Hospira Notes”)	Aggregate Principal Amount ($mm)	Series of Notes to be Issued by Us (Collectively, the “Pfizer Notes”)	Exchange Consideration(1)(2)		Early Participation Premium(1)(2)	Total Consideration (1)(2)(3)
				Pfizer Notes (principal amount)	Cash	Pfizer Notes (principal amount)	Pfizer Notes (principal amount)	Cash
441060AJ9	6.05% Notes due 2017	$550	6.05% Notes due 2017	$970	$1	$30	$1,000	$1
441060AM2	5.20% Notes due 2020	$350	5.20% Notes due 2020	$970	$1	$30	$1,000	$1
441060AN0	5.80% Notes due 2023	$350	5.80% Notes due 2023	$970	$1	$30	$1,000	$1
441060AL4	5.60% Notes due 2040	$500	5.60% Notes due 2040	$970	$1	$30	$1,000	$1

(1)	Consideration per $1,000 principal amount of Hospira Notes validly tendered and accepted for exchange, subject to any rounding as described herein.
(2)	The term “Pfizer Notes” in this column refers, in each case, to the series of Pfizer Notes corresponding to the series of Hospira Notes of like tenor and coupon.
(3)	Includes the Early Participation Premium payable for Hospira Notes validly tendered prior to the Early Consent Date described below and not validly withdrawn.

In exchange for each $1,000 principal amount of Hospira Notes that is validly tendered prior to 5:00 p.m., New York City time, on September 17, 2015, unless extended (the “Early Consent Date”) and not validly withdrawn, holders will be eligible to receive the total exchange consideration set out in the table above (the “Total Consideration”), which consists of $1,000 principal amount of Pfizer Notes and a cash amount of $1. The Total Consideration includes the early participation premium set out in the table above (the “Early Participation Premium”), which consists of $30 principal amount of Pfizer Notes of the applicable series. In exchange for each $1,000 principal amount of Hospira Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date (as defined below) and not validly withdrawn, holders will be eligible to receive only the exchange consideration set out in the table above (the “Exchange Consideration”), which is equal to the Total Consideration less the Early Participation Premium and so consists of $970 principal amount of Pfizer Notes and a cash amount of $1. Each Pfizer Note issued in exchange for a Hospira Note will have an interest rate and maturity date that are identical to the interest rate and maturity date of such tendered Hospira Note, as well as identical interest payment dates and optional redemption prices. No accrued but unpaid interest will be paid on the Hospira Notes in connection with the exchange offer. However, the first interest payment for each series of Pfizer Notes issued in the exchange will have accrued from the most recent interest payment date for such tendered Hospira Note.

The exchange offers will expire immediately following 11:59 p.m., New York City time, on October 1, 2015, unless extended (the “Expiration Date”). You may withdraw tendered Hospira Notes at any time prior to the Expiration Date. As of the date of this prospectus, there was $1,750,000,000 aggregate principal amount of Hospira Notes outstanding.

Concurrently with the exchange offers, we are also soliciting consents (the “consent solicitations”) from each holder of the Hospira Notes, upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent, to certain proposed amendments (the “proposed amendments”) to the Indenture, dated as of June 14, 2004 (the “Hospira Base Indenture”), between Hospira and LaSalle Bank National Association, as trustee, as supplemented by the Second Supplemental Indenture, dated as of April 30, 2009 (the “Hospira Second Supplemental Indenture,” together with the Hospira Base Indenture, the “Hospira Indenture”), between Hospira, Union Bank, N.A., as successor trustee (the “Hospira Trustee”), and Bank of America, N.A., as successor by merger to LaSalle Bank National Association, as resigning trustee and the Hospira Notes.

By tendering your Hospira Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Hospira Indenture with respect to that specific series, as further described under “The Proposed Amendments.” You may not consent to the proposed amendments to the Hospira Indenture and the Hospira Notes without tendering your Hospira Notes in the appropriate exchange offer and you may not tender your Hospira Notes for exchange without consenting to the applicable proposed amendments. You may revoke your consent at any time prior to the Expiration Date by withdrawing the Hospira Notes you have tendered.

The consummation of the exchange offers is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of Hospira Notes (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms part has been declared effective by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”). All conditions to the exchange offers must be satisfied or, where permitted, waived, at or by the Expiration Date. The proposed amendments may become effective with respect to any series of Hospira Notes for which the Requisite Consents are received and the Requisite Consent condition has been waived, if necessary.

We plan to issue the Pfizer Notes promptly on or about the second business day following the Expiration Date (the “Settlement Date”), assuming that the conditions to the exchange offers are satisfied or, where permitted, waived. The Hospira Notes are not, and the Pfizer Notes will not be, listed on any securities exchange.

An investment in the Pfizer Notes involves risks. Prior to participating in any of the exchange offers and consenting to the proposed amendments, please see the sections entitled “Risk Factors” beginning on page 17 of this prospectus and beginning on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated by reference herein for a discussion of the risks that you should consider in connection with your investment in the Pfizer Notes.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of Pfizer, Hospira, Citigroup Global Markets Inc. or Goldman, Sachs & Co., the dealer managers for the exchange offers and solicitation agents for the consent solicitations (the “dealer managers”), Global Bondholder Services Corporation, the exchange agent and information agent for the exchange offers and consent solicitations (the “exchange agent” or the “information agent”), or the trustees under the Hospira Indenture or the Pfizer Indenture, or any other person makes any recommendation as to whether holders of Hospira Notes should exchange their Hospira Notes in the exchange offers or deliver consents to the proposed amendments to the Hospira Indenture and the Hospira Notes.

The dealer managers for the exchange offers and solicitation agents for consent solicitations are:

Citigroup	Goldman, Sachs & Co.

The date of this prospectus is September     , 2015

i

ABOUT THIS PROSPECTUS

References in this prospectus to “Pfizer,” the “Company,” “we,” “us,” and “our” refer to Pfizer Inc. and its consolidated subsidiaries, unless otherwise stated or the context so requires.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus. We and the dealer managers take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where it is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (“SEC” or the “Commission”). Prior to making any decision with respect to the exchange offers and consent solicitations, you should read this prospectus and any prospectus supplement, together with the documents incorporated by reference herein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, as well as the information incorporated by reference in this prospectus and any prospectus supplement, may include forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim,” and other words and terms of similar meaning, or by using future dates in connection with any discussion of, among other things, our anticipated future operating or financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business development plans and plans related to share repurchases and dividends. In particular, these include statements relating to future actions, business plans and prospects, our recent acquisition of Hospira, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, plans relating to share repurchases and dividends, government regulation and financial results.

A list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended December 31, 2014 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, 2015 and June 28, 2015, in each case, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Current Reports on Form 8-K, and in this prospectus, including in the section captioned “Risk Factors.” You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements, and you are cautioned not to put undue reliance on forward-looking statements.

ii

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-K, Form 10-Q and Form 8-K reports and our other filings with the SEC.

iii

SUMMARY

This summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand the exchange offers and consent solicitations fully, you should carefully read this prospectus and any prospectus supplement, together with the documents incorporated by reference herein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.” We have included references to other portions of this prospectus to direct you to a more complete description of the topics presented in this summary. You should also read “Risk Factors” in this prospectus as well as “Item 1A. Risk Factors” incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K for more information about important risks that you should consider before making an investment decision in any of the exchange offers and consent solicitations.

The Company

Pfizer Inc. is a research-based, global biopharmaceutical company. We apply science and our global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development and manufacture of healthcare products. Our global portfolio includes medicines and vaccines, as well as many of the world’s best-known consumer healthcare products. We work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. We collaborate with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world. Our revenues are derived from the sale of our products, and, to a much lesser extent, from alliance agreements, under which we co-promote products discovered by other companies (Alliance revenues). The majority of our revenues come from the manufacture and sale of biopharmaceutical products.

Pfizer Inc. was incorporated under the laws of the State of Delaware on June 2, 1942.

Our principal executive offices are located at 235 East 42nd Street, New York, NY 10017-5755 and our telephone number is (212) 733-2323.

Recent Developments

In September 2015, Pfizer completed its previously announced acquisition of Hospira, the world’s leading provider of injectable drugs and infusion technologies and a global leader in biosimilars, for $90 a share in cash, for a total enterprise value of approximately $17 billion.

At the beginning of our fiscal year 2014, we began managing our commercial operations through a global commercial structure consisting of two distinct businesses: an Innovative Products business and an Established Products business. The Innovative Products business is composed of two operating segments: the Global Innovative Pharmaceutical segment (GIP) and the Global Vaccines, Oncology and Consumer Healthcare segment (VOC). The Established Products business consists of the Global Established Pharmaceutical segment (GEP). As we have previously indicated, we are continuing to consider whether a further separation of our Innovative Products and Established Products businesses would be in the best interests of our stockholders. As stated on our second quarter earnings call on July 28, 2015, we intend to make a decision on any such separation by no later than the fourth quarter of 2016.

Questions and Answers about the Exchange Offers and Consent Solicitations

Q:	Why is Pfizer making the exchange offers and consent solicitations?

A:	Pfizer is conducting the exchange offers to simplify its capital structure and to give existing holders of Hospira Notes the option to obtain securities issued by Pfizer Inc. which will be pari passu with Pfizer’s other unsecured and unsubordinated debt securities. Pfizer is conducting the consent solicitations to eliminate substantially all of the restrictive covenants in the Hospira Indenture, extend the cure period for certain events of default, change the delivery date of the annual compliance certificate and modify the change of control provisions so they will no longer apply. Although the proposed amendments would delete the company reporting covenant, it is expected that Hospira will cease reporting pursuant to Section 13 or 15(d) of the Exchange Act in any case and, accordingly, that stand-alone information regarding Hospira will no longer be publicly available. Completion of the exchange offers and consent solicitations is expected to ease administration of the Company’s consolidated indebtedness.

Q:	What will I receive if I tender my Hospira Notes in the exchange offers and consent solicitations?

A:	Upon the terms and subject to the conditions of the exchange offers described in this prospectus and the letter of transmittal and consent, for each Hospira Note that is validly tendered prior to 11:59 p.m., New York City time, on October 1, 2015 (the “Expiration Date”), and not validly withdrawn, you will be eligible to receive a Pfizer Note of the applicable series (as designated in the table below), which will accrue interest at the same annual interest rate, have the same interest payment dates, same optional redemption prices and same maturity date as the Hospira Note for which it was exchanged. Specifically, (i) in exchange for each $1,000 principal amount of Hospira Notes that is validly tendered prior to 5:00 p.m., New York City time, on September 17, 2015, unless extended (the “Early Consent Date”), and not validly withdrawn, holders will be eligible to receive the Total Consideration, which consists of $1,000 principal amount of Pfizer Notes and a cash amount of $1, and includes the Early Participation Premium, which consists of $30 principal amount of Pfizer Notes, and (ii) in exchange for each $1,000 principal amount of Hospira Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date, and not validly withdrawn, holders will receive only the Exchange Consideration, which consists of $970 principal amount of Pfizer Notes and a cash amount of $1.

The Pfizer Notes will be issued under and governed by the terms of the Pfizer Base Indenture (as defined below) described under “The Exchange Offers and Consent Solicitations.” The Pfizer Notes will be issued only in denominations of $1,000 and integral multiples thereof. See “Description of New Pfizer Notes—Principal, Maturity and Interest.” If Pfizer would be required to issue a Pfizer Note in a denomination other than $1,000 or a whole multiple of $1,000, Pfizer will, in lieu of such issuance:

•	issue a Pfizer Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $1,000; and

•	pay a cash amount equal to:

•	the difference between (i) the principal amount of the Pfizer Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the Pfizer Note actually issued in accordance with this paragraph; plus

•	accrued and unpaid interest on the principal amount representing such difference to the Settlement Date.

Except as otherwise set forth above: (i) instead of receiving a payment for accrued interest on Hospira Notes that you exchange, the Pfizer Notes you receive in exchange for those Hospira Notes will accrue interest from (and including) the most recent interest payment date on those Hospira Notes and (ii) no accrued but unpaid interest will be paid with respect to Hospira Notes tendered for exchange.

By tendering your Hospira Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Hospira Indenture with respect to that specific series, as further described under “The Proposed Amendments.” You may not consent to the proposed amendments to the Hospira Indenture without tendering your Hospira Notes in the appropriate exchange offer and you may not tender your Hospira Notes for exchange without consenting to the applicable proposed amendments. The proposed amendments may become effective with respect to any series of Hospira Notes for which the Requisite Consents are received and the Requisite Consent condition has been waived, if necessary. You may revoke your consent at any time prior to the Expiration Date by withdrawing the Hospira Notes you have tendered.

Series of Notes Issued by Hospira to be Exchanged (Collectively, the “Hospira Notes”)	Series of Notes to be Issued by Pfizer (Collectively, the “Pfizer Notes”)
6.05% Notes due 2017	6.05% Notes due 2017
5.20% Notes due 2020	5.20% Notes due 2020
5.80% Notes due 2023	5.80% Notes due 2023
5.60% Notes due 2040	5.60% Notes due 2040

Q:	What are the proposed amendments?

A:	The proposed amendments will eliminate substantially all of the restrictive covenants in the Hospira Indenture, extend the cure period for certain events of default, change the delivery date of the annual compliance certificate and modify the change of control provisions in the Hospira Notes so they will no longer apply.

With respect to each series of Hospira Notes, if the Requisite Consents have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or, where permitted, waived, as applicable, all of the sections or provisions listed below under the Hospira Indenture for that series of Hospira Notes will be deleted:

•	Section 7.4 of the Hospira Base Indenture—Reports by Company

•	Section 8.1 of the Hospira Base Indenture—Company May Consolidate, Etc., Only On Certain Terms

•	Section 10.5 of the Hospira Base Indenture—Existence

•	Section 10.6 of the Hospira Base Indenture—Maintenance of Properties

•	Section 10.7 of the Hospira Base Indenture—Payment of Taxes and other Claims

•	Section 10.8 of the Hospira Base Indenture—Restrictions on Secured Debt

•	Section 10.9 of the Hospira Base Indenture—Limitations on Sales and Leasebacks

Extending Cure Period for Certain Events of Default. The proposed amendments would amend (i) Section 5.1(1) of the Hospira Base Indenture—Events of Default to extend the cure period for a default in the payment of interest from 30 days to 60 days and (ii) amend Section 5.1(5) of the Hospira Base Indenture—Events of Default to extend the cure period for a default judgment by a court against Hospira for bankruptcy, insolvency or reorganization from 60 days to 90 days.

Conforming Delivery Date of Annual Compliance Certificate. The proposed amendments would amend Section 10.4 of the Hospira Base Indenture—Statement by Officers As to Default to conform the delivery date of the annual compliance certificate to that of the Pfizer Base Indenture.

Modify Change of Control Provisions. The proposed amendments would modify the effect of the change of control provisions in the Hospira note certificates so they will no longer apply to the Hospira Notes.

Company Reporting Covenant. Although the proposed amendments would delete Section 7.4 of the Hospira Base Indenture—Reports by Company, it is expected that Hospira will cease reporting pursuant to Section 13 or 15(d) of the Exchange Act regardless of whether the reporting covenant is deleted and, accordingly, that it will cease to file periodic reports or information with the SEC, the Hospira Trustee or any holders of the Hospira Notes in any case.

Conforming Changes, etc. The proposed amendments would amend the Hospira Indenture to make certain conforming or other changes to the Hospira Indenture, including modification or deletion of certain definitions and cross-references.

The elimination or modification of the restrictive covenants contemplated by the proposed amendments would, among other things, permit Hospira and its subsidiaries to take actions that could be adverse to the interests of the holders of the outstanding Hospira Notes. See “Description of Differences Between the Pfizer Notes and the Hospira Notes,” “The Exchange Offers and Consent Solicitations,” “The Proposed Amendments” and “Description of New Pfizer Notes.”

Q:	What are the consequences of not participating in the exchange offers and consent solicitations prior to the Early Consent Date?

A:	Upon the terms and subject to the conditions of the exchange offers, holders that fail to tender their Hospira Notes (and thereby failed to deliver valid and unrevoked consents) prior to the Early Consent Date but who do so prior to the Expiration Date and do not validly withdraw their Hospira Notes before the Expiration Date will be eligible to receive the Exchange Consideration, which consists of $970 principal amount of Pfizer Notes and a cash amount of $1, but not the Early Participation Premium, which would consist of an additional $30 principal amount of Pfizer Notes.

Q:	What are the consequences of not participating in the exchange offers and consent solicitations at all?

A:	If you do not exchange your Hospira Notes for Pfizer Notes in the exchange offers, you will not receive the benefit of having Pfizer Inc. as the obligor of your notes. In addition, if the proposed amendments to the Hospira Indenture have been adopted with respect to your Hospira Notes (because the Requisite Consents have been received prior to the Expiration Date and the Requisite Consent condition has been met or waived, as applicable), the proposed amendments will apply to the Hospira Notes of such series that are not acquired in the exchange offers, even though the holders of those Hospira Notes did not consent to the proposed amendments. Thereafter, all such Hospira Notes will be governed by the Hospira Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those terms and protections currently in the Hospira Indenture and note certificates or applicable to the Pfizer Notes.

The trading market for any remaining Hospira Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the Hospira Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price of Hospira Notes that remain outstanding may be materially and adversely affected. Therefore, if your Hospira

Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Hospira Notes. In addition, although the proposed amendments would delete the reporting covenant, it is expected that Hospira will cease reporting pursuant to Section 13 or 15(d) of the Exchange Act regardless of whether the reporting covenant is deleted and, accordingly, that it will cease to file periodic reports or information with the SEC, the Hospira Trustee or any holders of the Hospira Notes in any case.

See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Hospira Indenture will afford reduced protection to remaining holders of Hospira Notes.”

Q:	How do the Hospira Notes differ from the Pfizer Notes to be issued in the exchange offers?

A:	The Hospira Notes are the obligations solely of Hospira and are governed by the Hospira Indenture and applicable note certificate. The Pfizer Notes will be the obligations solely of Pfizer and will be governed by the Pfizer Indenture. The Hospira Indenture and applicable note certificate differ in certain respects from the Pfizer Indenture, such as the current provisions of the Hospira Indenture and note certificate that (1) require the repurchase of Hospira Notes upon certain changes of control and (2) limit the ability of Hospira and its subsidiaries to incur secured indebtedness or engage in sale and leaseback transactions, which are not included in the Pfizer Indenture. See “Description of Differences Between the Pfizer Notes and the Hospira Notes.”

However, each Pfizer Note issued in exchange for a Hospira Note will have an interest rate and maturity date that are identical to the interest rate and maturity date of such tendered Hospira Note, as well as identical interest payment dates and optional redemption prices and will accrue interest from and including the most recent interest payment date of such tendered Hospira Note.

Q:	What will be the ranking of the Pfizer Notes?

A:	The Pfizer Notes will be unsecured general obligations of Pfizer and will rank equally with all other unsecured and unsubordinated indebtedness of Pfizer from time to time outstanding. At June 28, 2015, Pfizer Inc. had approximately $35.1 billion in indebtedness that would have been pari passu with the Pfizer Notes and no secured indebtedness.

The Pfizer Notes offered will also be structurally subordinated to all existing and future liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of June 28, 2015, we and our subsidiaries (excluding Hospira) had aggregate borrowings under lines of credit and outstanding debt securities of approximately $35.1 billion and, as of June 30, 2015, Hospira had approximately $1.75 billion in long-term debt (including the Hospira Notes). See “Risk Factors—Risks Related to the Pfizer Notes—Holders of the Pfizer Notes will be structurally subordinated to our subsidiaries’ third-party indebtedness and obligations” and “Description of New Pfizer Notes—Ranking.”

Q:	Will the Pfizer Notes be eligible for listing on an exchange?

A:	The Pfizer Notes will not be listed on any securities exchange. There can be no assurance as to the development or liquidity of any market for the Pfizer Notes. See “Risk Factors—Risks Related to the Pfizer Notes—Active trading markets may not develop for the Pfizer Notes.”

Q:	What consents are required to effect the proposed amendments to the Hospira Indenture and consummate the exchange offers?

A:	In order for the proposed amendments to the Hospira Indenture to be adopted with respect to a series of Hospira Notes, holders of not less than a majority in aggregate principal amount of the outstanding Hospira Notes of the series affected by the proposed amendments must consent to them, and those consents must be received prior to the Expiration Date for the exchange offer as it relates to such series.

Q:	May I tender my Hospira Notes in the exchange offers without delivering a consent in the consent solicitations?

A:	No. By tendering your Hospira Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Hospira Indenture with respect to that specific series, as further described under “The Proposed Amendments.” You may not consent to the proposed amendments to the Hospira Indenture and the Hospira Notes without tendering your Hospira Notes in the appropriate exchange offer and you may not tender your Hospira Notes for exchange without consenting to the applicable proposed amendments.

Q:	May I tender only a portion of the Hospira Notes that I hold?

A:	Yes. You may tender only a portion of the Hospira Notes that you hold provided that tenders of Hospira Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Q:	What are the conditions to the exchange offers and consent solicitations?

A:	The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the receipt of the Requisite Consents. We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms part has been declared effective by the Commission. All conditions to the exchange offers must be satisfied or, where permitted, waived, at or by the Expiration Date. The proposed amendments may become effective with respect to any series of Hospira Notes for which the Requisite Consents are received and the Requisite Consent condition has been waived, if necessary.

Q:	Will Pfizer accept all tenders of Hospira Notes?

A:	Subject to the satisfaction or, where permitted, waiver of the conditions to the exchange offers, we will accept for exchange any and all Hospira Notes that (i) have been validly tendered in the exchange offers before the Expiration Date and (ii) have not been validly withdrawn before the Expiration Date (provided that tender of Hospira Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof).

Q:	What will Pfizer do with the Hospira Notes accepted for exchange in the exchange offers?

A:	The Hospira Notes surrendered in connection with the exchange offers and accepted for exchange will be retired and cancelled.

Q:	When will Pfizer issue the Pfizer Notes and pay the cash consideration?

A:	Assuming the conditions to the exchange offers are satisfied or, where permitted, waived, Pfizer will issue the Pfizer Notes in book-entry form and pay the cash consideration promptly on or about the second business day following the Expiration Date.

Q:	Will I be paid the accrued and unpaid interest on my Hospira Notes accepted for exchange on the Settlement Date?

A:

No, such interest will not be paid in cash on the Settlement Date but rather the Pfizer Notes received in exchange for the tendered Hospira Notes will accrue interest from (and including) the most recent date to which interest has been paid on those Hospira Notes; provided, that interest will only accrue with respect to the aggregate principal amount of Pfizer Notes you receive, which will be less than the principal amount of Hospira Notes you tendered for exchange if you tender your Hospira Notes after the Early Consent Date.

Q:	When will the proposed amendments to the Hospira Indenture become operative?

A:	If we receive the Requisite Consents with respect to all series of Hospira Notes before the Expiration Date, the supplemental indenture for the proposed amendments will be duly executed and delivered by Hospira and the Hospira Trustee and such supplemental indenture shall become effective upon its execution and delivery. However, the proposed amendments to the Hospira Indenture with respect to each series will not become operative until after the issuance of the Pfizer Notes and the payment of the cash consideration payable pursuant to the exchanges offers on the Settlement Date.

Q:	When will the exchange offers expire?

A:	Each exchange offer will expire immediately following 11:59 p.m., New York City time, on October 1, 2015, unless we, in our sole discretion, extend the exchange offer, in which case the Expiration Date will be the latest date and time to which such exchange offer is extended. See “The Exchange Offers and Consent Solicitations—Expiration Date; Extensions; Amendments.”

Q:	Can I withdraw my Hospira Notes after I tender them? Can I revoke the consent related to my Hospira Notes after I deliver it?

A:	Tenders of Hospira Notes may be validly withdrawn (and the related consents to the proposed amendments may be revoked) at any time prior to the Expiration Date.

Following the Expiration Date, tenders of Hospira Notes may not be validly withdrawn unless Pfizer is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Hospira Notes tendered pursuant to such exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Q:	How do I exchange my Hospira Notes if I am a beneficial owner of Hospira Notes held in certificated form by a custodian bank, depositary, broker, trust company or other nominee? Will the record holder exchange my Hospira Notes for me?

A:	Currently, all of the Hospira Notes are held in book-entry form and can only be tendered through the applicable procedures of The Depository Trust Company (“DTC”). If your Hospira Notes are held by a broker, dealer, commercial bank, trust company or other nominee, such nominee may take no action with regard to the exchange offers and consent solicitations unless you provide such nominee with instructions to tender your Hospira Notes on your behalf. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering—Hospira Notes Held Through a Nominee.” However, if any Hospira Notes are subsequently issued in certificated form and are held of record by a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the securities in the exchange offers, you should contact that institution promptly and instruct the institution to tender on your behalf.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offers and consent solicitations. Accordingly, beneficial owners wishing to participate in the exchange offers and consent solicitations should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offers and consent solicitations.

Q:	Will I have to pay any fees or commissions if I tender my Hospira Notes for exchange in the exchange offers?

A:	You will not be required to pay any fees or commissions to the Company, the dealer managers, the exchange agent or the information agent in connection with the exchange offers. If your Hospira Notes are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Hospira Notes on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Q:	Are there procedures for guaranteed delivery of Old Notes?

A:	No. There are no guaranteed delivery procedures applicable to the exchange offers. All holders wishing to participate in the exchange offers must validly tender their Hospira Notes in accordance with the procedures described in this prospectus prior to the Early Consent Date, in order to be eligible to receive the Total Consideration, or prior to the Expiration Date, in order to be eligible to receive the Exchange Consideration.

Q:	Is any recommendation being made with respect to the exchange offers and the consent solicitations?

A:	None of Pfizer, Hospira, the dealer managers, the exchange agent, the information agent or the trustees under the Hospira Indenture or the Pfizer Indenture, or any other person makes any recommendation in connection with the exchange offers or consent solicitations as to whether any Hospira noteholder should tender or refrain from tendering all or any portion of the principal amount of that holder’s Hospira Notes (and in so doing, consent to the adoption of the proposed amendments to the Hospira Indenture and the Hospira Notes), and no one has been authorized by any of them to make such a recommendation.

Q:	To whom should I direct any questions?

A:	Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer managers:

Citigroup Global Markets Inc. 390 Greenwich Street, 1st Floor New York, New York 10013 Attention: Liability Management Group (800) 558-3745 (toll free) (212) 723-6106 (collect)	Goldman, Sachs & Co. 200 West Street New York, New York 10282 Attention: Liability Management Group (800) 828-3182 (toll free) (212) 902-5183 (collect)

Questions concerning tender procedures and requests for additional copies of this prospectus and the letter of transmittal and consent should be directed to the information agent:

Global Bondholder Services Corporation

65 Broadway—Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

All others call toll free: (866) 470-3900

Amendments and Supplements

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained herein. You should read this prospectus and any prospectus supplement, together with the documents incorporated by reference herein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

Risk Factors

An investment in the Pfizer Notes involves risks that a potential investor should carefully evaluate prior to making such an investment. See “Risk Factors” beginning on page 17.

The Exchange Offers and Consent Solicitations

Exchange Offers	Pfizer is hereby offering to exchange, upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent, any and all of each series of outstanding Hospira Notes listed on the front cover of this prospectus for (i) newly issued series of Pfizer Notes with identical interest rates, interest payment dates, optional redemption prices and maturity dates as the corresponding series of Hospira Notes and (ii) cash. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

Consent Solicitations	Pfizer is soliciting consents to the proposed amendments of the Hospira Indenture from holders of the Hospira Notes, on behalf of Hospira and upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent. You may not tender your Hospira Notes for exchange without delivering a consent to the proposed amendments of the Hospira Indenture under which the respective series of Hospira Notes was issued and you may not deliver consents in the consent solicitations with respect to your Hospira Notes without tendering such Hospira Notes. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

The Proposed Amendments	The proposed amendments, if effected with respect to each series of Hospira Notes, will, among other things, eliminate substantially all of the restrictive covenants in the Hospira Indenture, extend the cure period for certain events of default, change the delivery date of the annual compliance certificate and modify the change of control provisions in the Hospira Notes so they will no longer apply. The proposed amendments are the same for each series of the Hospira Notes. See “The Proposed Amendments.”

Requisite Consents	The exchange offers are conditioned upon the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of Hospira Notes. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.” The proposed amendments may become effective with respect to any series of Hospira Notes for which the Requisite Consents are received and the Requisite Consent condition has been waived, if necessary.

Procedures for Participating in the Exchange Offers and Consent Solicitations	If you wish to participate in an exchange offer and related consent solicitation, you must cause the book-entry transfer of your Hospira Notes to the exchange agent’s account at DTC, and the exchange agent must receive a confirmation of book-entry transfer and either:

•	a completed letter of transmittal and consent; or

•	an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program (“ATOP”), by which each tendering holder will agree to be bound by the letter of transmittal and consent.

See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering.”

No Guaranteed Delivery Procedures	No guaranteed delivery procedures are available in connection with the exchange offers and consent solicitations. You must tender your Hospira Notes and deliver your consents by the Expiration Date in order to participate in the exchange offers and the consent solicitations.

Total Consideration; Early Participation Premium prior to the Early Consent Date	In exchange for each $1,000 principal amount of Hospira Notes that is validly tendered prior to the Early Consent Date and not validly withdrawn, holders will receive the Total Consideration, which consists of $1,000 principal amount of Pfizer Notes and a cash amount of $1. In exchange for each $1,000 principal amount of Hospira Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date and not validly withdrawn, holders will receive only the Exchange Consideration, which equals the Total Consideration less the Early Participation Premium of $30 principal amount of Pfizer Notes, and so consists of $970 principal amount of Pfizer Notes and a cash amount of $1.

Expiration Date	Each of the exchange offers and consent solicitations will expire at 11:59 p.m., New York City time, on October 1, 2015, or a later date and time to which Pfizer extends it with respect to one or more series of Hospira Notes.

Withdrawal and Revocation	Tenders of Hospira Notes may be validly withdrawn (and related consents to the proposed amendments may be revoked) at any time prior to the Expiration Date.

Following the Expiration Date, tenders of Hospira Notes may not be validly withdrawn unless Pfizer is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Hospira Notes tendered pursuant to that exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Conditions

The consummation of the exchange offers is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the receipt of the Requisite Consents. We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms part has been declared effective by the Commission. All conditions to the exchange offers must be satisfied or, where permitted, waived, at or by the Expiration Date. The proposed amendments may become effective with respect to any series of Hospira Notes for which the Requisite Consents are received and the Requisite Consent condition has been waived, if necessary.

Acceptance of Hospira Notes and Consents and Delivery of Pfizer Notes	You may not consent to the proposed amendments to the Hospira Indenture without tendering your Hospira Notes in the appropriate exchange offer and you may not tender your Hospira Notes for exchange without consenting to the applicable proposed amendments to the Hospira Indenture. In the event that we waive the Requisite Consent condition as it relates to one or more series of Hospira Notes, upon completion of the exchange offers and consent solicitations, the proposed amendments will still apply to those series of Hospira Notes for which the Requisite Consents were received.

Subject to the satisfaction or, where permitted, waiver of the conditions to the exchange offers and consent solicitations, Pfizer will accept for exchange any and all Hospira Notes that are validly tendered prior to the Expiration Date and not validly withdrawn; likewise, because the act of validly tendering Hospira Notes will also constitute valid delivery of consents to the proposed amendments to the Hospira Indenture with respect to the series of Hospira Notes so tendered, Pfizer will also accept all consents that are validly delivered prior to the Expiration Date and not validly revoked. All Hospira Notes exchanged will be cancelled.

The Pfizer Notes issued pursuant to the exchange offers will be issued and delivered, and the cash amounts payable will be delivered, through the facilities of DTC promptly on the Settlement Date. We will return to you any Hospira Notes that are not accepted for exchange for any reason without expense to you promptly after the Expiration Date. See “The Exchange Offers and Consent Solicitations—Acceptance of Hospira Notes for Exchange; Pfizer Notes; Effectiveness of Proposed Amendments.”

U.S. Federal Income Tax Considerations	Holders should consider certain U.S. federal income tax consequences of the exchange offers and consent solicitations; please consult your tax advisor about the tax consequences to you of the exchange. See “Certain U.S. Federal Income Tax Consequences.”

Consequences of Not Exchanging Hospira Notes for Pfizer Notes

If you do not exchange your Hospira Notes for Pfizer Notes in the exchange offers, you will not receive the benefit of having Pfizer Inc. as the obligor of your notes. In addition, if the proposed amendments to the Hospira Indenture have been adopted with respect to your Hospira Notes (because the Requisite Consents have been received prior to the Expiration Date and the Requisite Consent condition has been met or waived, as applicable), the amendments will apply to Hospira Notes of such series that are not acquired in the exchange offers, even though the holders of those Hospira Notes did not consent to the proposed amendments. Thereafter, all such Hospira

Notes will be governed by the Hospira Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to the terms and protections currently in the Hospira Indenture and note certificates or applicable to the Pfizer Notes.

The trading market for any remaining Hospira Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the Hospira Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price volatility of Hospira Notes that remain outstanding may be materially and adversely affected. Therefore, if your Hospira Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Hospira Notes. In addition, although the proposed amendments would delete the reporting covenant, it is expected that Hospira will cease reporting pursuant to Section 13 or 15(d) of the Exchange Act regardless of whether the reporting covenant is deleted and, accordingly, that it will cease to file periodic reports or information with the SEC, the Hospira Trustee or any holders of the Hospira Notes in any case.

See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Hospira Indenture will afford reduced protection to remaining holders of Hospira Notes.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offers.

Exchange Agent, Information Agent and Dealer Managers	Global Bondholder Services Corporation is serving as exchange agent and information agent for the exchange offers and consent solicitations.

Citigroup Global Markets Inc. and Goldman, Sachs & Co. are serving as the dealer managers.

The addresses and telephone numbers of the dealer managers are set forth on the back cover of this prospectus.

We have other business relationships with the dealer managers, as described in “The Exchange Offers and Consent Solicitations—Dealer Managers.”

No Recommendation	None of Pfizer, Hospira, the dealer managers, the exchange agent, the information agent or the trustees under the Hospira Indenture or the Pfizer Indenture, or any other person makes any recommendation in connection with the exchange offers or consent solicitations as to whether any Hospira noteholder should tender or refrain from tendering all or any portion of the principal amount of that holder’s Hospira Notes (and in so doing, consent to the adoption of the proposed amendments to the Hospira Indenture and the Hospira Notes), and no one has been authorized by any of them to make such a recommendation.

The exchange offers and consent solicitations are only offerings of the Pfizer Notes and are being made by Pfizer only in connection with Pfizer’s offer of the Pfizer Notes and in Pfizer’s capacity as the issuer of the Pfizer Notes. No other securities are being offered and no consents are being solicited other than with respect to the Hospira Notes in the exchange offers and consent solicitations. None of Pfizer, Hospira, the dealer managers, the exchange agent, the information agent or the trustees under the Hospira Indenture or the Pfizer Indenture, or any other person is soliciting the holders of Hospira Notes to reject the exchange offers, to not tender their Hospira Notes or to otherwise retain their investment in the Hospira Notes.

Risk Factors	For risks related to the exchange offers and consent solicitations, please read the section entitled “Risk Factors” beginning on page 17 of this prospectus.

Further Information	Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer managers at their addresses and telephone numbers set forth on the back cover of this prospectus. Questions concerning the tender procedures and requests for additional copies of the prospectus and the letter of transmittal and consent should be directed to the information agent at its address and telephone numbers set forth on the back cover of this prospectus.

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained herein. You should read this prospectus and any prospectus supplement, together with the documents incorporated by reference herein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

The New Pfizer Notes

Issuer	Pfizer Inc.

Notes Offered	$550,000,000 aggregate principal amount of 6.05% Notes due 2017,
$350,000,000 aggregate principal amount of 5.20% Notes due 2020,
$350,000,000 aggregate principal amount of 5.80% Notes due 2023, and $500,000,000 aggregate principal amount of 5.60% Notes due 2040.

Interest Rates; Interest Payment Dates; Maturity Dates	Each new series of Pfizer Notes will have the same interest rates, maturity dates, optional redemption prices and interest payment dates as the corresponding series of Hospira Notes for which they are being offered in exchange.

Each Pfizer Note will bear interest from the most recent interest payment date on which interest has been paid on the corresponding Hospira Note. No accrued but unpaid interest will be paid with respect to any Hospira Notes validly tendered and not validly withdrawn prior to the Expiration Date. Holders of Hospira Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from Hospira in respect of interest accrued from the date of the last interest payment date in respect of their Hospira Notes. Consequently, holders of Pfizer Notes who tendered their Hospira Notes prior to the Early Consent Date will receive the same interest payments that they would have received had they not exchanged their Hospira Notes in the applicable exchange offer. Interest will only accrue with respect to the aggregate principal amount of Pfizer Notes you receive, which will be less than the principal amount of Hospira Notes you tendered for exchange if you tender your Hospira Notes after the Early Consent Date.

Pfizer Notes Interest Rates (per annum) and Maturity Dates	Pfizer Notes Semi-Annual Interest Payment Dates	Pfizer Notes First Interest Payment Date
6.05% Notes due March 30, 2017	March 30 and September 30	March 30, 2016
5.20% Notes due August 12, 2020	February 12 and August 12	February 12, 2016
5.80% Notes due August 12, 2023	February 12 and August 12	February 12, 2016
5.60% Notes due September 15, 2040	March 15 and September 15	March 15, 2016

Optional Redemption	Pfizer will have the right at its option to redeem any series of the Pfizer Notes, in whole or in part, at any time or from time to time at the optional redemption prices described in “Description of New Pfizer Notes—Optional Redemption of New Notes; No Sinking Fund,” which redemption terms are identical to those applicable to the corresponding series of Hospira Notes.

Ranking	The Pfizer Notes will be unsecured general obligations of Pfizer and will rank equally with all other unsecured and unsubordinated indebtedness of Pfizer from time to time outstanding.

Further Issuances	Pfizer may, without the consent of the holders of any series of the Pfizer Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as any series of the Pfizer Notes.

Denominations	Pfizer will issue the Pfizer Notes in minimum denominations of $1,000 and integral multiples thereof.

In the exchange offers, the principal amount of each Pfizer Note issued to a holder will be rounded down, if necessary, to the nearest whole multiple of $1,000, and we will pay cash equal to the difference between the principal amount of the Pfizer Notes to which the tendering holder would otherwise be entitled and the principal amount of the Pfizer Note actually issued, plus accrued and unpaid interest on the principal amount representing such difference to the Settlement Date.

Trading	The Pfizer Notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

Trustee	The Bank of New York Mellon

Use of Proceeds	Pfizer will not receive any cash proceeds from the issuance of the Pfizer Notes in connection with the exchange offers. In exchange for issuing the Pfizer Notes and paying the cash consideration, Pfizer will receive Hospira Notes that will be retired and cancelled. See “Use of Proceeds.”

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus and, in particular, you should evaluate the sections entitled “Risk Factors” beginning on page 17 of this prospectus and beginning on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated by reference herein for a discussion of the risks that you should consider in connection with your investment in the Pfizer Notes.

RISK FACTORS

Before making an investment decision in any of the exchange offers and consent solicitations, you should consider carefully the information under the headings “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 and the following risk factors. You should also carefully consider the other information included in this prospectus and any prospectus supplement, together with the documents incorporated by reference herein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.” Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Risks Related to the Pfizer Notes

The Pfizer Notes are unsecured and will be effectively junior to our secured indebtedness to the extent of the collateral therefor.

The Pfizer Notes are unsecured general obligations of Pfizer. Holders of our secured indebtedness, if any, will have claims that are prior to your claims as holders of the Pfizer Notes, to the extent of the assets securing such indebtedness. Thus, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of our secured indebtedness before any payment could be made on the Pfizer Notes. To the extent that such assets cannot satisfy in full our secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the Pfizer Notes. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the Pfizer Notes. As a result, holders of the Pfizer Notes may receive less, ratably, than holders of our secured indebtedness. At June 28, 2015, Pfizer Inc. had no secured indebtedness.

Active trading markets may not develop for the Pfizer Notes.

The Pfizer Notes are new issuances of securities for which no public trading market currently exists. A liquid market for the Pfizer Notes may not develop or be maintained. The Pfizer Notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system. In addition, the trading price of the Pfizer Notes may fluctuate, depending upon prevailing interest rates, the market for similar Pfizer Notes, our performance and other factors. The market for the Pfizer Notes may not be free from disruptions that may adversely affect the prices at which you may sell the Pfizer Notes.

Holders of the Pfizer Notes will be structurally subordinated to our subsidiaries’ third-party indebtedness and obligations, including any Hospira Notes not exchanged.

The Pfizer Notes are obligations of Pfizer Inc. exclusively and not of any of our subsidiaries, including Hospira. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the Pfizer Notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of third-party creditors (including trade creditors and holders of any Hospira Notes not exchanged) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over the claims of our creditors, including holders of the Pfizer Notes. Consequently, the Pfizer Notes will be structurally subordinated to all existing and future liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of June 28, 2015, we and our subsidiaries (excluding Hospira) had aggregate borrowings under lines of credit and outstanding debt securities of approximately $35.1 billion and other liabilities of $58.6 billion and, as of June 30, 2015, Hospira had approximately $1.75 billion in long-term debt (including the Hospira Notes) and approximately $1.4 billion in other liabilities.

There are limited covenants in the Pfizer Indenture.

The Pfizer Indenture will have less restrictive covenants and terms and afford reduced protections to the holders of the Pfizer Notes compared to those currently in the Hospira Indenture and Hospira note certificates. Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including secured debt or additional senior debt, under the Pfizer Indenture. If we or any of our subsidiaries incur additional debt or liabilities, our ability to pay our obligations on the Pfizer Notes could be adversely affected. We expect that we and our subsidiaries will from time to time incur additional debt and other liabilities. In addition, we and our subsidiaries are not restricted under the Pfizer Indenture from granting security interests over our assets or from entering into sale or leaseback transactions. The Pfizer Notes also will not include provisions requiring, at the option of holders, the repurchase of such Notes upon the occurrence of a change of control. See “Description of New Pfizer Notes” and “Description of Differences Between the Pfizer Notes and the Hospira Notes.”

Risks Related to the Exchange Offers and the Consent Solicitations

The proposed amendments to the Hospira Indenture will afford reduced protection to remaining holders of Hospira Notes.

If the proposed amendments to the Hospira Indenture with respect to a series of Hospira Notes are adopted, the covenants and certain other terms of that series of Hospira Notes will be materially less restrictive and will afford significantly reduced protection to holders of that series compared to the covenants and other provisions currently contained in the Hospira Indenture and note certificate governing that series of Hospira Notes.

The proposed amendments to the Hospira Indenture would, among other things:

•	eliminate the reporting covenant;

•	eliminate the covenant prohibiting Hospira and its subsidiaries from incurring certain secured indebtedness;

•	eliminate the covenant prohibiting Hospira and its subsidiaries from entering into certain sale and leaseback transactions;

•	modify the covenant requiring Hospira to offer to repurchase the Hospira Notes upon both (i) certain specified changes of control and (ii) investment rating downgrades, so that it no longer applies;

•	extend the cure period for certain events of default;

•	change the delivery date of the annual compliance certificate; and

•	eliminate certain requirements that must be met for Hospira to consolidate, merge or sell all or substantially all of its assets.

If the proposed amendments are adopted with respect to a series of Hospira Notes, each non-exchanging holder of that series will be bound by the proposed amendments even if that holder did not consent to the proposed amendments. These amendments will permit us to take certain actions previously prohibited that could increase the credit risk with respect to Hospira, and might adversely affect the liquidity, market price and price volatility of the Hospira Notes or otherwise be adverse to the interests of the holders of the Hospira Notes. See “The Proposed Amendments.”

The liquidity of the Hospira Notes that are not exchanged will be reduced.

We expect that the trading market for unexchanged Hospira Notes will become more limited due to the reduction in the amount of the Hospira Notes outstanding upon consummation of the exchange offers. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged Hospira Notes exists or develops, those securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged Hospira Notes will exist, develop or be maintained or as to the prices at which the unexchanged Hospira Notes may be traded.

Hospira will cease filing public reports and trading in the Hospira Notes may be adversely affected by the lack of information regarding Hospira.

It is expected that Hospira will cease reporting pursuant to Section 13 or 15(d) of the Exchange Act regardless of whether the reporting covenant in the Hospira Indenture is deleted and, accordingly, that it will cease to file periodic reports or information with the SEC, the Hospira Trustee or any holders of the Hospira Notes in any case. Trading in the Hospira Notes may be adversely affected by the lack of publicly available information regarding Hospira.

The exchange offers and consent solicitations may be cancelled or delayed.

The consummation of the exchange offers is subject to, and conditional upon the satisfaction or, where permitted, waiver of the conditions specified herein including the receipt of the Requisite Consents. Even if each of the exchange offers and consent solicitations are completed, the exchange offers and consent solicitations may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offers and consent solicitations may have to wait longer than expected to receive their Pfizer Notes and the cash consideration offered.

We may acquire Hospira Notes in future transactions.

We may in the future seek to acquire Hospira Notes in open market or privately-negotiated transactions, through subsequent exchange offers or otherwise. The terms of any of those purchases or offers could differ from the terms of these exchange offers and such other terms may be more or less favorable to holders of Hospira Notes.

You may not receive Pfizer Notes in the exchange offers if the procedures for the exchange offers are not followed.

We will issue the Pfizer Notes in exchange for your Hospira Notes only if you tender your Hospira Notes and deliver a properly completed and duly executed letter of transmittal and consent or the electronic transmittal through DTC’s Automated Tender Offer Program and other required documents before expiration of the exchange offers. You should allow sufficient time to ensure timely delivery of the necessary documents. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offers and consent solicitations. Accordingly, beneficial owners wishing to participate in the exchange offers and consent solicitations should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offers and consent solicitations.

The consideration to be received in the exchange offers does not reflect any valuation of the Hospira Notes or the Pfizer Notes and is subject to market volatility.

We have made no determination that the consideration to be received in the exchange offers represents a fair valuation of either the Hospira Notes or the Pfizer Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of Hospira Notes. None of Pfizer, Hospira, the dealer managers, the exchange agent, the information agent or the trustees under the Hospira Indenture or the Pfizer Indenture, or any other person is making any recommendation as to whether or not you should tender Hospira Notes for exchange in the exchange offers or deliver a consent pursuant to the consent solicitations.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the years ended December 31, 2010 through 2014 and the six month period ended June 28, 2015 is set forth below. All financial information for the years ended December 31, 2013, 2012, 2011, and 2010 reflect the June 24, 2013 disposition of Zoetis Inc. and its presentation as a discontinued operation. All financial information for the years ended December 31, 2011 and 2010 reflect Capsugel (the sale of which closed on August 1, 2011) as a discontinued operation. The financial information for the years ended December 31, 2012, 2011 and 2010 reflects the Nutrition business, which was acquired in 2009 and which we sold on November 30, 2012, as a discontinued operation.

For the purpose of computing these ratios, “earnings” consists of income from continuing operations before provision for taxes on income, noncontrolling interests and cumulative effect of a change in accounting principles less noncontrolling interests plus fixed charges, distributed income of equity-method investments, amortization of capitalized interest, excluding capitalized interest and equity income from equity-method investments. “Fixed charges” consists of interest expense (which includes amortization of debt premium, discount and other debt costs), preferred stock dividends, one-third of rental expense, which we believe to be a conservative estimate of an interest factor in our leases, which are not material, and capitalized interest. The ratio was calculated by dividing the sum of the earnings (as defined above) by the sum of the fixed charges (as defined above).

	Six Months Ended June 28, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	11.7	9.3	11.3	7.7	7.2	5.4

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Pfizer Notes in connection with the exchange offers. In exchange for issuing the Pfizer Notes and paying the cash consideration, we will receive the tendered Hospira Notes. The Hospira Notes surrendered in connection with the exchange offers and accepted for exchange will be retired and cancelled.

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

Purpose of the Exchange Offers and Consent Solicitations

Pfizer is conducting the exchange offers to simplify its capital structure and to give existing holders of Hospira Notes the option to obtain securities issued by Pfizer Inc. Pfizer is conducting the consent solicitations to eliminate substantially all of the restrictive covenants in the Hospira Indenture, extend the cure period for certain events of default, change the delivery date of the annual compliance certificate and modify the change of control provisions in the Hospira Notes so they will no longer apply. Completion of the exchange offers and consent solicitations is expected to ease administration of the Company’s consolidated indebtedness.

Terms of the Exchange Offers and Consent Solicitations

In the exchange offers, we are offering in exchange for a holder’s outstanding Hospira Notes the following Pfizer Notes and cash consideration:

Aggregate Principal Amount	Series of Notes Issued by Hospira to be Exchanged	Series of Notes to be Issued by Pfizer	Semi-Annual Interest Payment Dates for Both Hospira and Pfizer Notes
$550,000,000	6.05% Notes due 2017	6.05% Notes due 2017	March 30 and September 30
$350,000,000	5.20% Notes due 2020	5.20% Notes due 2020	February 12 and August 12
$350,000,000	5.80% Notes due 2023	5.80% Notes due 2023	February 12 and August 12
$500,000,000	5.60% Notes due 2040	5.60% Notes due 2040	March 15 and September 15

In exchange for each $1,000 principal amount of Hospira Notes that is validly tendered prior to the Early Consent Date, and not validly withdrawn, holders will be eligible to receive the Total Consideration which consists of $1,000 principal amount of Pfizer Notes and a cash amount of $1. The Total Consideration includes the Early Participation Premium of $30 principal amount of Pfizer Notes of the applicable series. In exchange for each $1,000 principal amount of Hospira Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date, and not validly withdrawn, holders will be eligible to receive only the Exchange Consideration of $970 principal amount of Pfizer Notes and a cash amount of $1, which is equal to the Total Consideration less the Early Participation Premium.

The Pfizer Notes will be issued only in denominations of $1,000 and integral multiples thereof. See “Description of New Pfizer Notes—Principal, Maturity and Interest.” If Pfizer would be required to issue a Pfizer Note in a denomination other than $1,000 or a whole multiple of $1,000, Pfizer will, in lieu of such issuance:

•	issue a Pfizer Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $1,000; and

•	pay a cash amount equal to:

•	the difference between (i) the principal amount of the Pfizer Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the Pfizer Note actually issued in accordance with this paragraph; plus

•	accrued and unpaid interest on the principal amount representing such difference to the Settlement Date.

The interest rate, interest payment dates, optional redemption prices and maturity date of each series of Pfizer Notes to be issued by Pfizer in the exchange offers will be the same as those of the corresponding series of Hospira Notes to be exchanged. The Pfizer Notes received in exchange for the tendered Hospira Notes will accrue interest from (and including) the most recent date to which interest has been paid on those Hospira Notes; provided, that interest will only accrue with respect to the aggregate principal amount of Pfizer Notes you receive, which will be less than the principal amount of Hospira Notes you tendered for exchange in the event that your Hospira Notes are tendered after the Early Consent Date. Except as otherwise set forth above, you will not receive a payment for accrued and unpaid interest on Hospira Notes you exchange at the time of the exchange.

Each series of Pfizer Notes is a new series of debt securities that will be issued under the Indenture, dated as of January 30, 2001 (the “Pfizer Base Indenture”), between Pfizer Inc. and The Bank of New York Mellon (formerly The Bank of New York), as successor to JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank, formerly The Chase Manhattan Bank), as trustee, as supplemented by the Fifth Supplemental Indenture to be dated as of the Settlement Date (together with the Pfizer Base Indenture, as heretofore supplemented, the “Pfizer Indenture”), between Pfizer Inc. and The Bank of New York Mellon, as trustee. The terms of the Pfizer Notes will include those expressly set forth in such notes and the Pfizer Indenture and those made part of the Pfizer Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In conjunction with the exchange offers, we are also soliciting consents from the holders of each series of Hospira Notes to effect a number of amendments to the Hospira Indenture under which each such series of Hospira Notes was issued and is governed. You may not consent to the proposed amendments to the Hospira Indenture without tendering your Hospira Notes in the appropriate exchange offer and you may not tender your Hospira Notes for exchange without consenting to the applicable proposed amendments.

The consummation of the exchange offers is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the receipt of the Requisite Consents. We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms part has been declared effective by the Commission. All conditions to the exchange offers must be satisfied or, where permitted, waived, at or by the Expiration Date. For a description of the proposed amendments, see “The Proposed Amendments.” The proposed amendments may become effective with respect to any series of Hospira Notes for which the Requisite Consents are received and the Requisite Consent condition has been waived, if necessary.

If the Requisite Consents are received and accepted and the other conditions to the exchange offers have been satisfied or where permitted, waived, then Hospira and the trustee under the Hospira Indenture will execute a supplemental indenture setting forth the proposed amendments and such supplemental indenture shall become effective upon its execution and delivery. However, the proposed amendments to the Hospira Indenture with respect to each series will not become operative until after the issuance of the Pfizer Notes and the payment of the cash consideration payable pursuant to the exchanges offers on the Settlement Date. Each non-consenting holder of a series of Hospira Notes as to which the exchange offer has been consummated will be bound by the supplemental indenture.

Conditions to the Exchange Offers and Consent Solicitations

The consummation of the exchange offers is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the following conditions: (a) the receipt of the Requisite Consents described above under “—Terms of the Exchange Offers and Consent Solicitations,” (b) the registration statement of which this prospectus forms part has been declared effective by the Commission and (c) the following statements are true:

1.	In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers, the exchange of Hospira Notes under an exchange offer, the consent solicitations or the proposed amendments, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the exchange offers, the exchange of Hospira Notes under an exchange offer, the consent solicitations or the proposed amendments or might, directly or indirectly, prohibit,

prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers, the exchange of Hospira Notes under an exchange offer, the consent solicitations or the proposed amendments; or

•	in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Pfizer and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to Pfizer of the exchange offers, the exchange of Hospira Notes under an exchange offer, the consent solicitations or the proposed amendments, or might be material to holders of Hospira Notes in deciding whether to accept the exchange offers and give their consents;

2.	None of the following has occurred:

•	any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	any material adverse change in United States securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof; and

3.	The trustee under the Hospira Indenture has executed and delivered a supplemental indenture reflecting to the proposed amendments and has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, any of the exchange offers, the exchange of Hospira Notes under an exchange offer, the consent solicitations or our ability to effect the proposed amendments, nor has the trustee taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making the exchange offers, the exchange of the Hospira Notes under an exchange offer or the consent solicitations.

All of these conditions are for our sole benefit and, except as set forth below, may be waived by us, in whole or in part in our sole discretion. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding, subject to the rights of the holders of the Hospira Notes to challenge such determination in a court of competent jurisdiction. We may, at our option and in our sole discretion, waive any such conditions except for the condition that the registration statement of which this prospectus forms part has been declared effective by the Commission. All conditions to the exchange offers must be satisfied or, where permitted, waived, at or by the Expiration Date.

Expiration Date; Extensions; Amendments

The Expiration Date for the exchange offers shall be the time immediately following 11:59 p.m., New York City time, on October 1, 2015, subject to our right to extend that date and time in our sole discretion, in which case the Expiration Date shall be the latest date and time to which we have extended the relevant exchange offer.

Subject to applicable law, we expressly reserve the right, in our sole discretion, with respect to the exchange offers and consent solicitations for each series of Hospira Notes to:

1.	delay accepting any Hospira Notes, to extend the exchange offers and consent solicitations or to terminate the exchange offers and consent solicitations and not accept any Hospira Notes; and

2.	amend, modify or waive in part or whole, at any time prior to the expiration of the exchange offers, the terms of the exchange offers and consent solicitations in any respect, including waiver of any conditions to consummation of the exchange offers and consent solicitations (except the condition that the registration statement of which this prospectus is a part has been declared effective by the Commission).

If we exercise any such right, we will give written notice thereof to the exchange agent and will make a public announcement thereof as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offers and consent solicitations, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to any appropriate news agency.

The minimum period during which the exchange offers and consent solicitations will remain open following material changes in the terms of the exchange offers and consent solicitations or in the information concerning the exchange offers and consent solicitations will depend upon the facts and circumstances of such change, including the relative materiality of the changes.

In accordance with Rule 14e-1 under the Exchange Act, if we elect to change the consideration offered or the percentage of Hospira Notes sought, the relevant exchange offers and consent solicitations will remain open for a minimum ten business-day period following the date that the notice of such change is first published or sent to holders of the Hospira Notes. We may choose to extend any of the exchange offers, in our sole discretion, by giving notice of such extension at any time on or prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Date.

If the terms of the exchange offers and consent solicitations are amended in a manner determined by us to constitute a material change adversely affecting any holder of the Hospira Notes, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of the Hospira Notes of such amendment, and will extend the relevant exchange offers and consent solicitations as well as extend the withdrawal deadline, or if the Expiration Date has passed, provide additional withdrawal rights, for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to the holders of the Hospira Notes, if the exchange offers and consent solicitations would otherwise expire during such time period.

Subject to applicable law, each exchange offer and each consent solicitation is being made independently of the other exchange offers and consent solicitations, and we reserve the right to terminate, withdraw or amend each exchange offer and each consent solicitation independently of the other exchange offers and consent solicitations at any time and from time to time, as described in this prospectus.

Effect of Tender

Any tender of a Hospira Note by a noteholder that is not validly withdrawn prior to the Expiration Date will constitute a binding agreement between that holder and Pfizer and a consent to the proposed amendments, upon the terms and subject to the conditions of the relevant exchange offer and the letter of transmittal and consent, which agreement will be governed by, and construed in accordance with, the laws of the State of New York. The acceptance of the exchange offers by a tendering holder of Hospira Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Hospira Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

If the proposed amendments to the Hospira Indenture have been adopted with respect to a series of Hospira Notes, the amendments will apply to all such Hospira Notes that are not acquired in the exchange offers, even though the holders of those Hospira Notes did not consent to the proposed amendments. Thereafter, all such Hospira Notes will be governed by the Hospira Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the Hospira Indenture and note certificates. In particular, holders of the Hospira Notes under the amended Hospira Indenture will no longer receive annual, quarterly and other reports from Hospira, and will no longer be entitled to the benefits of various covenants and other provisions. See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Hospira Indenture will afford reduced protection to remaining holders of Hospira Notes.”

Absence of Dissenters’ Rights

Holders of the Hospira Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the Hospira Indenture and applicable note certificate, or under the terms of the Hospira Indenture in connection with the exchange offers and consent solicitations.

Procedures for Tendering and Consenting

If you hold Hospira Notes and wish to have those notes exchanged for Pfizer Notes and the cash consideration, you must validly tender (or cause the valid tender of) your Hospira Notes using the procedures described in this prospectus and in the accompanying letter of transmittal and consent. The proper tender of Hospira Notes will constitute a consent to the proposed amendments to the Hospira Indenture and the Hospira Notes in respect of such tendered Hospira Notes.

The procedures by which you may tender or cause to be tendered Hospira Notes will depend upon the manner in which you hold the Hospira Notes, as described below. No alternative, conditional or contingent tenders will be accepted.

Hospira Notes Held with DTC

Pursuant to authority granted by DTC, if you are a DTC participant that has Hospira Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Hospira Notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Hospira Notes credited to their accounts. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the Hospira Notes at DTC for purposes of the exchange offers.

Tender of Hospira Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Hospira Notes must continue to hold Hospira Notes in the minimum authorized denomination of $2,000 principal amount.

Any DTC participant may tender Hospira Notes and thereby deliver a consent to the proposed amendments to the Hospira Indenture by effecting a book-entry transfer of the Hospira Notes to be tendered in the exchange offers into the account of the exchange agent at DTC and either (1) electronically transmitting its acceptance of the exchange offers through DTC’s ATOP procedures for transfer; or (2) completing and signing the letter of transmittal and consent according to the instructions contained therein and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus, in either case before the Expiration Date of the exchange offers.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Hospira Notes that the participant has received and agrees to be bound by the terms of the terms and conditions of the exchange offers and consent solicitations as set forth in this prospectus and the letter of transmittal and consent and that Pfizer and Hospira may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date of the exchange offers.

The letter of transmittal and consent (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal and consent, and any other required documents, must be transmitted to and received by the exchange agent prior to the Expiration Date of the exchange offers at its address set forth on the back cover page of this prospectus. Delivery of these documents to DTC does not constitute delivery to the exchange agent.

Hospira Notes Held Through a Nominee

Currently, all of the Hospira Notes are held in book-entry form and can only be tendered by following the procedures described above under “—Hospira Notes Held with DTC.” However, if you are a beneficial owner of Hospira Notes that are subsequently issued in certificated form and that are held of record by a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender Hospira Notes in the exchange offers, you should contact the record holder promptly and instruct the record holder to tender the Hospira Notes and thereby deliver a consent on your behalf using one of the procedures described above.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offers and consent solicitations. Accordingly, beneficial owners wishing to participate in the exchange offers and consent solicitations should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offers and consent solicitations.

Letter of Transmittal and Consent

Subject to and effective upon the acceptance for exchange and issuance of Pfizer Notes and the payment of the cash consideration, in exchange for Hospira Notes tendered by a letter of transmittal and consent or agent’s message in accordance with the terms and subject to the conditions set forth in this prospectus, by executing and delivering a letter of transmittal and consent (or agreeing to the terms of a letter of transmittal and consent pursuant to an agent’s message) a tendering holder of Hospira Notes, among other things:

•	irrevocably sells, assigns and transfers to or upon the order of Pfizer all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, the Hospira Notes tendered thereby;

•	represents and warrants that the Hospira Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	consents to the proposed amendments described below under “The Proposed Amendments” with respect to the series of Hospira Notes tendered; and

•	irrevocably constitutes and appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Hospira Notes (with full knowledge that the exchange agent also acts as the agent of Pfizer), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Hospira Notes tendered to be assigned, transferred and exchanged in the exchange offers.

Proper Execution and Delivery of Letter of Transmittal and Consent

If you wish to participate in the exchange offers and consent solicitations, delivery of your Hospira Notes, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail properly insured with return receipt requested and (2) mail the required items in sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on the letter of transmittal and consent or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on the letter of transmittal and consent need not be guaranteed if:

•	the letter of transmittal and consent is signed by a DTC participant whose name appears on a security position listing of DTC as the owner of the Hospira Notes and the portion entitled “Special Payment Instructions” on the letter of transmittal and consent has not been completed; or

•	the Hospira Notes are tendered for the account of an eligible institution. See Instruction 4 in the letter of transmittal and consent.

Withdrawal of Tenders and Revocation of Corresponding Consents

Tenders of Hospira Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Expiration Date of the particular exchange offer. Tenders of Hospira Notes may not be withdrawn at any time thereafter. Consents to the proposed amendments in connection with the consent solicitations may be revoked at any time prior to the Expiration Date of the particular consent solicitation by withdrawing tender of Hospira Notes, but may not be withdrawn at any time thereafter. A valid withdrawal of tendered Hospira Notes prior to the Expiration Date will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the Hospira Indenture.

Beneficial owners desiring to withdraw Hospira Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their Hospira Notes. In order to withdraw Hospira Notes previously tendered, a DTC participant may, prior to the Expiration Date of the exchange offers, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant, the series of Hospira Notes subject to the notice and the principal amount of each series of Hospira Notes subject to the notice. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the Hospira Notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which the withdrawal relates. A DTC participant may withdraw a tender only if the withdrawal complies with the provisions described in this section.

If you are a beneficial owner of Hospira Notes issued in certificated form and have tendered these notes (but not through DTC) and you wish to withdraw your tendered notes, you should contact the exchange agent for instructions.

Withdrawals of tenders of Hospira Notes may not be rescinded and any Hospira Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offers. Properly withdrawn Hospira Notes, however, may be re-tendered by following the procedures described above at any time prior to the Expiration Date of the applicable exchange offer.

Previously Tendered Hospira Notes

Hospira Notes validly tendered and not withdrawn pursuant to the exchange offers and consent solicitations prior to the amendment of this prospectus constitute valid tenders for purposes of the exchange offers and consent solicitations. Holders of Hospira Notes are not required to take any further action with respect to those previously tendered Hospira Notes in order to be able to receive the consideration described in this prospectus, subject to the terms and conditions of the exchange offers.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender or withdrawal of Hospira Notes in connection with the exchange offers will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders or withdrawals not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender or withdrawal of any Hospira Notes in the exchange offers, and our interpretation of the terms and conditions of the exchange offers (including the instructions in the letter of transmittal and consent) will be final and binding on all parties. None of Pfizer, Hospira, the dealer managers, the exchange agent, the information agent or the trustees under the Hospira Indenture or the Pfizer Indenture, or any other person will be under any duty to give notification of any defects or irregularities in tenders or withdrawals or incur any liability for failure to give any such notification.

Tenders or withdrawals of Hospira Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Hospira Notes received by the exchange agent in connection with any exchange offer that are not validly tendered or withdrawn and as to which the irregularities have not been cured or waived will be returned by the exchange agent to (i) you by mail if they were tendered or withdrawn in certificated form or (ii) if they were tendered or withdrawn through the ATOP procedures, to the DTC participant who delivered such Hospira Notes by crediting an account maintained at DTC designated by such DTC participant, in either case promptly after the Expiration Date of the applicable exchange offer or the withdrawal or termination of the applicable exchange offer.

We may also in the future seek to acquire untendered Hospira Notes in open market or privately-negotiated transactions, through subsequent exchange offers or otherwise. The terms of any of those purchases or offers could differ from the terms of these exchange offers.

Acceptance of Hospira Notes for Exchange; Pfizer Notes; Effectiveness of Proposed Amendments

Assuming the conditions to the exchange offers are satisfied or, where permitted, waived, we will issue the Pfizer Notes in book-entry form and pay the cash consideration in connection with the exchange offers promptly on the Settlement Date in exchange for Hospira Notes that are properly tendered (and not validly withdrawn) before the Expiration Date and accepted for exchange.

We will be deemed to have accepted validly tendered Hospira Notes (and will be deemed to have accepted validly delivered consents to the proposed amendments for the Hospira Indenture) if and when we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offers, delivery of Pfizer Notes and payment of the cash consideration in connection with the exchange of Hospira Notes accepted by us will be made by the exchange agent on the Settlement Date, upon receipt of such notice. The exchange agent will act as agent for participating holders of the Hospira Notes for the purpose of receiving consents and Hospira Notes from, and transmitting Pfizer Notes and the cash consideration to, such holders. If any tendered Hospira Notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if Hospira Notes are withdrawn prior to the Expiration Date of the exchange offers, such unaccepted or withdrawn Hospira Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offers.

In no event will interest accrue or be payable by reason of any delay on the part of the exchange agent in making delivery or payment to the holders entitled thereto or any delay in the allocation or crediting of securities or monies received by DTC to participants in DTC or in the allocation or crediting of securities or monies received by participants to beneficial owners and in no event will Pfizer be liable for interest or damages in relation to any delay or failure of payment to be remitted to any holder.

The supplemental indenture containing the proposed amendments will become effective upon its execution and delivery. However, the proposed amendments to the Hospira Indenture with respect to each series will not become operative until after the issuance of the Pfizer Notes and the payment of the cash consideration payable pursuant to the exchanges offers on the Settlement Date.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and sale of Hospira Notes to us in the exchange offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal and consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Hospira Notes tendered by such holder.

U.S. Federal Backup Withholding

Under current U.S. federal income tax law, the exchange agent (as payer) may be required under the backup withholding rules to withhold a portion of any payments made to certain holders of Hospira Notes (or other payees) pursuant to the exchange offers and consent solicitations. To avoid such backup withholding, each tendering holder of Hospira Notes must timely provide the exchange agent with such holder’s correct taxpayer identification number (“TIN”) on Internal Revenue Service (“IRS”) Form W-9 (available from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS website at http://www.irs.gov), or otherwise establish a basis for exemption from backup withholding (currently imposed at a rate of 28%). If a holder is an individual who is a U.S. citizen or resident, the TIN is generally his or her social security number. If the exchange agent is not provided with the correct TIN, a penalty may be imposed by the IRS and/or payments made with respect to Hospira Notes exchanged pursuant to the exchange offers and consent solicitations may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements, if done willfully, may also result in the imposition of criminal fines and penalties. See IRS Form W-9 for additional information. Certain holders (including, among others, generally all corporations and certain foreign persons) are exempt from these backup withholding requirements. Exempt holders (other than foreign holders) should furnish their TIN, provide the applicable codes in the box labeled “Exemptions,” and sign, date and send the IRS Form W-9 to the exchange agent. Foreign holders, including entities, may qualify as exempt recipients by submitting to the exchange agent a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form), signed under penalties of perjury, attesting to that holder’s foreign status. The applicable IRS Form W-8 can be obtained from the IRS or from the exchange agent.

If backup withholding applies, the exchange agent is required to withhold on any payments made to the tendering holders (or other payees). Backup withholding is not an additional tax. A holder subject to the backup withholding rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability, and, if backup withholding results in an overpayment of tax, the holder may be entitled to a refund, provided the requisite information is correctly furnished to the IRS in a timely manner.

Each of Pfizer and Hospira reserves the right in its sole discretion to take all necessary or appropriate measures to comply with its respective obligations regarding backup withholding.

Exchange Agent

Global Bondholder Services Corporation has been appointed the exchange agent for the exchange offers and consent solicitations. Letters of transmittal and consent and all correspondence in connection with the exchange offers should be sent or delivered by each holder of Hospira Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

Global Bondholder Services Corporation has been appointed as the information agent for the exchange offers and the consent solicitations, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal and consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus. Holders of any Hospira Notes issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee may also contact such record holder for assistance concerning the exchange offers.

Dealer Managers

We have retained Citigroup Global Markets Inc. and Goldman, Sachs & Co. to act as dealer managers in connection with the exchange offers and consent solicitations and will pay the dealer managers a customary fee as compensation for their services. We will also reimburse the dealer managers for certain expenses. The obligations of the dealer managers to perform this function are subject to certain conditions. We have agreed to indemnify the dealer managers against certain liabilities, including liabilities under the federal securities laws. Questions regarding the terms of the exchange offers or the consent solicitations may be directed to the dealer managers at their respective addresses and telephone numbers set forth on the back cover page of this prospectus.

The dealer managers and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer managers and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer managers and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer managers and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

In the ordinary course of their respective businesses, the dealer managers or their respective affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company and/or Hospira, including the Hospira Notes, and, to the extent that the dealer managers or their respective affiliates own Hospira Notes during the exchange offers and consent solicitation, they may tender such Hospira Notes pursuant to the terms of the exchange offers and consent solicitation.

Other Fees and Expenses

The expenses of soliciting tenders and consents with respect to the Hospira Notes will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer managers and the information agent, as well as by officers and other employees of Pfizer and its affiliates.

Tendering holders of Hospira Notes will not be required to pay any fee or commission to the dealer managers. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF DIFFERENCES BETWEEN THE HOSPIRA NOTES AND THE PFIZER NOTES

The following is a summary comparison of the material terms of the Hospira Notes and the Pfizer Notes that differ. The Pfizer Notes issued in the applicable exchange offers will be governed by the Pfizer Indenture. This summary does not purport to be complete and is qualified in its entirety by reference to the Hospira Indenture, the Pfizer Indenture and applicable note certificate. Copies of those indentures and the note certificates are filed as exhibits to the registration statement of which this prospectus forms a part and are also available from the information agent upon request.

The Hospira Notes represent, as of the date of this prospectus, the only debt securities issued and currently outstanding under the Hospira Indenture.

Pfizer, the issuer of the Pfizer Notes, is referred to as the “Company” below. Other terms used in the comparison of the Hospira Notes and the Pfizer Notes below and not otherwise defined in this prospectus have the meanings given to those terms in the Hospira Indenture, the Pfizer Indenture or applicable note certificate, as applicable. Article and section references in the descriptions of the notes below are references to the applicable indenture under which the notes were or will be issued.

The description of the Hospira Notes reflects the Hospira Notes as currently constituted and does not reflect any changes to the covenants and other terms of the Hospira Notes or the Hospira Indenture that may be effected following the consent solicitations as described under “The Proposed Amendments.”

	Hospira Notes	Pfizer Notes
Restrictions on Secured Debt	Section 10.8 of the Hospira Base Indenture	N/A

Hospira will not itself, and will not permit any Domestic Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed represented by notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (such notes, bonds, debentures or other similar evidences of indebtedness for money borrowed under Article Ten of the Hospira Base Indenture called “Debt”), secured by a Mortgage on any Principal Domestic Property of Hospira or any Domestic Subsidiary, or any shares of stock or Debt of any Domestic Subsidiary, without effectively providing that the Outstanding Securities (together with, if Hospira shall so determine, any other Debt of Hospira or such Domestic Subsidiary then existing or thereafter created which is not subordinate to the Securities) shall be secured equally and ratably with (or prior to) such secured Debt (for the purpose of providing such equal and ratable security, the principal amount of Outstanding Securities of any series of Original Issue Discount Securities shall be such portion of the principal amount as may be specified in the terms of that series that

There is no comparable provision under the Pfizer Indenture.

Hospira Notes	Pfizer Notes

would be payable upon acceleration of the Maturity thereof at the time of such determination), so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured Debt plus all Attributable Debt of Hospira and its Domestic Subsidiaries in respect of sale and leaseback transactions (as defined in Section 10.9 of the Hospira Base Indenture) would not exceed 10% of Consolidated Net Assets; provided, however, that Section 10.8 of the Hospira Base Indenture shall not apply to, and there shall be excluded from secured Debt in any computation under Section 10.8 of the Hospira Base Indenture, Debt secured by:

(1) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary;

(2) Mortgages in favor of Hospira or any Domestic Subsidiary;

(3) Mortgages on property of Hospira or a Domestic Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;

(4) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money Mortgages and construction cost Mortgages existing at or incurred within 120 days after the time of acquisition;

(5) Mortgages existing on the first date on which a Security is authenticated by the Trustee hereunder;

(6) Mortgages incurred in connection with pollution control, industrial revenue or similar financing; and

(7) Any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Debt secured by any Mortgage referred to in

	Hospira Notes	Pfizer Notes

the foregoing clauses (1) through (6), inclusive; provided, that (i) such extension, renewal or replacement Mortgage shall be limited to all or a part of the same property, shares of stock or debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property) and (ii) the Debt secured by such Mortgage at such time is not increased.

Limitations on Sales and Leasebacks	Section 10.9 of the Hospira Base Indenture	N/A

Hospira will not itself, and it will not permit any Domestic Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including Hospira or any Subsidiary) or to which any such lender or investor is a party, providing for the leasing by Hospira or any Domestic Subsidiary of any Principal Domestic Property which has been or is to be sold or transferred, more than 120 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, by Hospira or any Domestic Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Domestic Property (referred to as a “sale and leaseback transaction” in the Hospira Base Indenture) unless either:

(1) Hospira or such Domestic Subsidiary could create Debt secured by a Mortgage pursuant to Section 10.8 of the Hospira Base Indenture on the Principal Domestic Property to be leased back in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing Outstanding Securities, or

(2) Hospira, within 120 days after the sale or transfer shall have been made by Hospira or by any such Domestic Subsidiary, applies an amount equal to the greater of (i) the net proceeds of the sale of the Principal Domestic Property sold and leased back pursuant to such arrangement or (ii) the fair market value of the Principal Domestic Property so sold and leased back at the time of entering into such arrangements (as determined by any two of

There is no comparable provision under the Pfizer Indenture.

	Hospira Notes	Pfizer Notes

the following: the Chairman of the Board of Hospira, its Chief Executive Officer, a Senior Vice President or a Corporate Vice President, and the Chief Financial Officer, the Treasurer or an Assistant Treasurer) to the retirement of Funded Debt; provided, that the amount to be applied to the retirement of Funded Debt shall be reduced by (a) the principal amount of any Securities delivered with 120 days after such sale to the Trustee for retirement and cancellation, and (b) the principal amount of such Funded Debt, other than Securities, voluntarily retired by Hospira within 120 days after such sale. Notwithstanding the foregoing, no retirement referred to in clause (2) of Section 10.9 of the Hospira Base Indenture may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Events of Default	Section 5.1 of the Hospira Base Indenture	Section 501 of the Pfizer Base Indenture

“Event of Default,” wherever used with respect to Securities of any series, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of any interest upon any Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2) default in the payment of the principal of (or premium, if any, on) any Security of that series at its Maturity; or

(3) default in the deposit of any sinking fund payment, when and as due by the terms of a Security of that series; or

(4) default in the performance, or breach, of any covenant or warranty of Hospira in the Hospira Base Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in Section 5.1 of the Hospira Base Indenture specifically dealt with or which has expressly been included in

“Event of Default,” wherever used with respect to Securities of any series, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) unless it is inapplicable to a particular series or is specifically deleted or modified in the Board Resolution (or action taken pursuant thereto), Officers’ Certificate or supplemental indenture under which such series of Securities is issued or has been deleted or modified in an indenture supplemental to the Pfizer Base Indenture:

(1) default in the payment of any interest upon any Security of that series when it becomes due and payable, and

Hospira Notes	Pfizer Notes

the Hospira Base Indenture solely for the benefit of series of Securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to Hospira by the Trustee or to Hospira and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of Hospira in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging Hospira bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Hospira under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Hospira or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(6) the commencement by Hospira of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of Hospira in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a continuance of such default for a period of 60 days; provided, however, that if the Company is permitted by the terms of the Securities of such series to defer the payment in question, the date on which such payment is due and payable shall be the date on which the Company is required to make payment following such deferral, if such deferral has been elected pursuant to the terms of the Securities; or

(2) default in the payment of the principal of or, any premium on, any Security of that series at its Maturity; or

(3) default in the making of any sinking fund payment, when and as due by the terms of a Security of that series, and continuance of such default for a period of 60 days; or

(4) default in the performance, or breach, of any covenant of the Company in the Pfizer Base Indenture (other than a covenant a default in whose performance or whose breach is elsewhere in Section 501 of the Pfizer Base Indenture specifically dealt with or which has expressly been included in the Pfizer Base Indenture solely for the benefit of series of Securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 33% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be

Hospira Notes	Pfizer Notes

custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Hospira or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Hospira in furtherance of any such action; or

(7) any event which constitutes an “Event of Default” under the terms governing Securities of that series established as provided in Section 3.1 of the Hospira Base Indenture.

remedied and stating that such notice is a “Notice of Default,” unless the Trustee, or the Trustee and the Holders of a principal amount of Securities of such series not less than the principal amount of Securities the Holders of which gave such notice, as the case may be, shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and the Holders of such principal amount of Securities of such series, as the case may be, shall be to have agreed to an extension of such period if corrective action is initiated by the Company, within such period and is being diligently pursued;

(5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or ordering for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days;

	Hospira Notes	Pfizer Notes

(6) the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or authorization of any such action by the Board of Directors; or

(7) any other Event of Default provided with respect to Securities of that series pursuant to Section 301 of the Pfizer Base Indenture.

Officers’ Certificate as to Default	Section 10.4 of the Hospira Base Indenture	Section 1004 of the Pfizer Base Indenture
	Hospira will deliver to the Hospira Trustee, within 120 days after the end of each fiscal year of Hospira ending after the date of the	Unless otherwise specifically provided for with respect to any series of Securities under

	Hospira Notes	Pfizer Notes
Hospira Base Indenture, an Officers’ Certificate, stating whether or not to the best knowledge of the signers thereof Hospira is in default in the performance and observance of any of the terms, provisions and conditions of the Hospira Base Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if Hospira shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

Section 301 of the Pfizer Base Indenture, the Company will deliver to the Trustee, on or before June 1 of each calendar year or on or before such other day in each calendar year as the Company and the Trustee may from time to time agree upon, an Officers’ Certificate, stating whether or not to the best knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions, and conditions of the Pfizer Base Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

Existence	Section 10.5 of the Hospira Base Indenture	N/A

Subject to Article Eight of the Hospira Base Indenture, Hospira will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that Hospira shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of Hospira and that the loss thereof is not disadvantageous in any material respect to the Holders.

There is no comparable provision under the Pfizer Indenture
Maintenance of Properties	Section 10.6 of the Hospira Base Indenture	N/A

Hospira will cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Hospira may be necessary so that the business carried on in connection

There is no comparable provision under the Pfizer Indenture

	Hospira Notes	Pfizer Notes

therewith may be properly and advantageously conducted at all times; provided, however, that nothing in Section 10.6 of the Hospira Base Indenture shall prevent Hospira from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of Hospira, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Holders.

Payment of Taxes and Other Claims	Section 10.7 of the Hospira Base Indenture	N/A

Hospira will pay or discharge or cause to be paid or discharged, before the same shall become delinquent,

(1) all taxes, assessments and governmental charges levied or imposed upon Hospira or any Subsidiary or upon the income, profits or property of Hospira or any Subsidiary, and

(2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of Hospira or any Subsidiary; provided, however, that Hospira shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

There is no comparable provision under the Pfizer Indenture
Change of Control	Hospira Note Certificates	N/A

If a Change of Control Triggering Event (defined as the occurrence of both a Change of Control and a Below Investment Grade Rating Event) occurs, unless Hospira has exercised its right to redeem the Securities as described in the applicable Hospira Note, holders of Securities will have the right to require Hospira to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Securities (the “Change of Control Offer”). In the Change of Control Offer, Hospira will be required to offer payment in cash equal to 101% of the aggregate principal amount of Securities repurchased plus accrued and unpaid interest, if any, on the Securities repurchased, to, but not including, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control

There is no comparable provision under the Pfizer Indenture.

	Hospira Notes	Pfizer Notes

Triggering Event, Hospira will be required to mail a notice to holders of Securities describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Securities on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Securities and described in such notice.

On the Change of Control Payment Date, Hospira will be required, to the extent lawful, to:

•    accept for payment all Securities or portions of Securities properly tendered pursuant to the Change of Control Offer;

•    deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and

•    deliver or cause to be delivered to the Trustee the Securities properly accepted.

Optional Redemption	Hospira Note Certificates

Hospira may redeem the Securities of the applicable series of the corresponding applicable Hospira Note Certificate, in whole at any time, or in part from time to time, at Hospira’s option, on not less than 10 days’ notice in the case of the 2020 Hospira Notes and the 2023 Hospira Notes and 30 days’ notice in the case of the 2017 Hospira Notes and the 2040 Hospira Notes, nor more than 60 days’ notice, subject to the payment of an amount equal to the optional redemption price in the case of all the Hospira Notes. The optional redemption price will be an amount equal to the greater of

(1) 100% of the principal amount of the Securities to be redeemed and

(2) the sum of the present values of the Remaining Scheduled Payments on such Securities discounted to the date of optional

See “Description of New Pfizer Notes—Optional Redemption of New Notes; No Sinking Fund”

	Hospira Notes	Pfizer Notes

redemption, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate, plus 25 basis points in the case of the 2017 Hospira Notes, 50 basis points in the case of the 2020 Notes and the 2023 Notes and 30 basis points in the case of the 2040 Notes. In the case of the 2040 Notes, Securities redeemed before March 15, 2040 (six months prior to the maturity date of the Securities) will have such aforementioned optional redemption price and, if the Securities are redeemed on or after March 15, 2040 (six months prior to the maturity date of the Securities), the optional redemption price for the Securities will equal 100% of the principal amount of the Securities to be redeemed. In the case of all the Hospira Notes, accrued and unpaid interest will also be paid to but excluding the optional redemption date.

Consolidation, Merger, Conveyance, Transfer or Lease	Section 8.1 of the Hospira Base Indenture	Section 801 of the Pfizer Base Indenture

Hospira shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and Hospira shall not permit any Person to consolidate with or merge into Hospira or convey, transfer or lease its properties and assets substantially as an entirety to Hospira, unless:

(1) in case Hospira shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which Hospira is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of Hospira substantially as an entirety shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental to the Hospira Base Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Securities

Nothing contained in the Pfizer Base Indenture or in any of the Securities shall prevent any consolidation or merger of the Company with or into any other Person or Persons (whether or not affiliated with the Company), or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, or shall prevent any conveyance or transfer of the properties and assets of the Company as an entirety or substantially as an entirety to any other Person (whether or not affiliated with the Company) lawfully entitled to acquire the same; provided, however, and the Company hereby covenants and agrees, that upon any such consolidation, merger, conveyance or transfer,

(i) the due and punctual payment of the principal of and premium, if any, and interest on

Hospira Notes	Pfizer Notes

and the performance or observance of every covenant of the Hospira Base Indenture on the part of Hospira to be performed or observed;

(2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Hospira or a Subsidiary as a result of such transaction as having been incurred by Hospira or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

(3) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of Hospira would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Hospira Base Indenture, Hospira or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby; and

(4) Hospira has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with Article Eight of the Hospira Base Indenture and that all conditions precedent provided for relating to such transaction have been complied with.

all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Pfizer Base Indenture to be performed by the Company, shall be expressly assumed, by indenture supplemental to the Pfizer Base Indenture, in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by the Person (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or by the Person which shall have acquired such properties and assets, and

(ii) the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with Article Eight of the Pfizer Base Indenture and that all conditions precedent provided for relating to such transaction have been complied with and that it constitutes the legal, valid and binding obligation of the successor, subject to the customary exceptions.

THE PROPOSED AMENDMENTS

We are soliciting the consent of the holders of Hospira Notes to eliminate substantially all of the restrictive covenants in the Hospira Indenture, extend the cure period for certain events of default, change the delivery date of the annual compliance certificate and modify the change of control provisions in the Hospira Notes so they will no longer apply. If the proposed amendments described below are adopted with respect to any series of Hospira Notes, the amendments will apply to all Hospira Notes of that series not acquired in the applicable exchange offer. Thereafter, all such Hospira Notes will be governed by the Hospira Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the Hospira Indenture and applicable note certificate. See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Hospira Indenture will afford reduced protection to remaining holders of Hospira Notes.”

The descriptions below of the provisions of the Hospira Indenture and note certificates to be eliminated or modified do not purport to be complete and are qualified in their entirety by reference to the Hospira Indenture, the applicable note certificate and the form of supplemental indenture to the Hospira Indenture that contains the proposed amendments. A copy of the form of supplemental indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.

The proposed amendments for each series of Hospira Notes constitute a single proposal, and a consenting holder must consent to the proposed amendments in their entirety and may not consent selectively with respect to only certain of the proposed amendments.

Pursuant to the Hospira Indenture and related supplemental indenture for each series of Hospira Notes, the proposed amendments require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Hospira Notes of such series affected by the supplemental indenture. Any Hospira Notes held by Hospira or any person directly or indirectly controlling or controlled by or under direct or indirect common control with Hospira are not considered to be “outstanding” for this purpose.

As of the date of this prospectus, the aggregate principal amount outstanding with respect to each series of Hospira Notes is:

Series of Hospira Notes	Principal Amount Outstanding
6.05% Notes due 2017	$550,000,000
5.20% Notes due 2020	$350,000,000
5.80% Notes due 2023	$350,000,000
5.60% Notes due 2040	$500,000,000

Total	$1,750,000,000

The valid tender of a holder’s Hospira Notes will constitute the consent of the tendering holder to the proposed amendments in their entirety.

If the Requisite Consents with respect to all series of Hospira Notes under the Hospira Indenture have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, all of the sections or provisions listed below under the Hospira Indenture for that series of Hospira Notes will be deleted:

•	Section 7.4 of the Hospira Base Indenture—Reports by Company

•	Section 8.1 of the Hospira Base Indenture—Company May Consolidate, Etc., Only On Certain Terms

•	Section 10.5 of the Hospira Base Indenture—Existence

•	Section 10.6 of the Hospira Base Indenture—Maintenance of Properties

•	Section 10.7 of the Hospira Base Indenture—Payment of Taxes and other Claims

•	Section 10.8 of the Hospira Base Indenture—Restrictions on Secured Debt

•	Section 10.9 of the Hospira Base Indenture—Limitations on Sales and Leasebacks

Extending Cure Period for Certain Events of Default. The proposed amendments would (i) amend Section 5.1 of the Hospira Base Indenture—Events of Default to extend the cure period for a default in the payment of interest from 30 days to 60 days and (ii) amend Section 5.1(5) of the Hospira Base Indenture—Events of Default to extend the cure period for a default judgment by a court against Hospira for bankruptcy, insolvency or reorganization from 60 days to 90 days.

Conforming Delivery Date of Annual Compliance Certificate. The proposed amendments would amend Section 10.4 of the Hospira Base Indenture—Statement by Officers As to Default to conform the delivery date of the annual compliance certificate to that of the Pfizer Base Indenture.

Modify Change of Control Provisions. The proposed amendments would modify the effect of the change of control provisions in the Hospira note certificates so they will no longer apply to the Hospira Notes.

Company Reporting Covenant. Although the proposed amendments would delete Section 7.4 of the Hospira Base Indenture—Reports by Company, it is expected that Hospira will cease reporting pursuant to Section 13 or 15(d) of the Exchange Act regardless of whether the reporting covenant is deleted and, accordingly, that it will cease to file periodic reports or information with the SEC, the Hospira Trustee or any holders of the Hospira Notes in any case.

Conforming Changes, etc. The proposed amendments would amend the Hospira Indenture to make certain conforming or other changes to the Hospira Indenture, including modification or deletion of certain definitions and cross-references.

Effectiveness of the Supplemental Indenture and Proposed Amendments

Assuming we have received the Requisite Consents with respect to all series of Hospira Notes prior to the Expiration Date, the supplemental indenture for the proposed amendments will be duly executed and delivered by Hospira and the Hospira Trustee and such supplemental indenture shall become effective upon its execution and delivery. However, the proposed amendments to the Hospira Indenture with respect to each series will not become operative until after the issuance of the Pfizer Notes and the payment of the cash consideration payable pursuant to the exchanges offers on the Settlement Date.

DESCRIPTION OF NEW PFIZER NOTES

References in this section to “Pfizer,” “we,” “us” and “our” are to Pfizer Inc., unless otherwise stated or the context so requires.

The New 2017 Notes, New 2020 Notes, New 2023 Notes and New 2040 Notes (collectively, the “New Notes”) will be issued by Pfizer under the Pfizer Indenture, in connection with the exchange offers for the existing notes (the “Old Notes”) of Hospira described elsewhere in this prospectus (the “Exchange Offers”). The terms of the New Notes will include those stated in the Pfizer Indenture and those made part of the Pfizer Indenture by reference to the Trust Indenture Act.

This description is a summary of the material provisions of the New Notes and the Pfizer Indenture. This description does not restate those agreements and instruments in their entirety. You should refer to the applicable New Notes and the Pfizer Indenture, copies of which are available as set forth in the section of this prospectus entitled “Where You Can Find More Information.”

Principal, Maturity and Interest

The New 2017 Notes will initially be limited to $550,000,000 aggregate principal amount, the New 2020 Notes will initially be limited to $350,000,000 aggregate principal amount, the New 2023 Notes will initially be limited to $350,000,000 aggregate principal amount and the New 2040 Notes will initially be limited to $500,000,000 aggregate principal amount. The New 2017 Notes will mature on March 30, 2017, the New 2020 Notes will mature on August 12, 2020, the New 2023 Notes will mature on August 12, 2023 and the New 2040 Notes will mature on September 15, 2040. We will issue the New Notes in denominations of $1,000 and integral multiples thereof.

Interest on the New 2017 Notes will accrue at the annual rate of 6.05%, interest on the New 2020 Notes will accrue at the annual rate of 5.20%, interest on the New 2023 Notes will accrue at the annual rate of 5.80% and interest on the New 2040 Notes will accrue at the annual rate of 5.60%. Interest on the New 2017 Notes will accrue from and including September 30, 2015, and is payable on March 30 and September 30 each year, beginning on March 30, 2016. Interest on the New 2020 Notes will accrue from and including August 12, 2015, and is payable on February 12 and August 12 each year, beginning on February 12, 2016. Interest on the New 2023 Notes will accrue from and including August 12, 2015, and is payable on February 12 and August 12 each year, beginning on February 12, 2016. Interest on the New 2040 Notes will accrue from and including September 15, 2015, and is payable on March 15 and September 15 each year, beginning on March 15, 2016. Interest on the New Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

We will make each interest payment to the holders of record of the New 2017 Notes at the close of business on the March 15 or September 15 immediately preceding the relevant interest payment date. We will make each interest payment to the holders of record of the New 2020 Notes at the close of business on the February 1 or August 1 immediately preceding the relevant interest payment date. We will make each interest payment to the holders of record of the New 2023 Notes at the close of business on the February 1 or August 1 immediately preceding the relevant interest payment date. We will make each interest payment to the holders of record of the New 2040 Notes at the close of business on the March 1 or September 1 immediately preceding the relevant interest payment date.

The trustee, through its corporate trust office in the Borough of Manhattan, City of New York (in such capacity, the “paying agent”) will act as our paying agent with respect to the notes. Payments of principal, interest and premium, if any, will be made by us through the paying agent to DTC.

Ranking

The New Notes will be unsecured general obligations of Pfizer and will rank equally with all other unsecured and unsubordinated indebtedness of Pfizer from time to time outstanding.

No Listing

The New Notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

Covenants

The Pfizer Indenture contains a provision that restricts our ability to consolidate with or merge into any other person or convey or transfer our properties and assets as an entirety or substantially as an entirety to any other person. The Pfizer Indenture does not restrict our ability to convey or transfer our properties and assets other than as an entirety or substantially as an entirety to any other person. See “—Consolidation, Merger or Sale.” The Pfizer Indenture contains no other restrictive covenants, including those that would afford holders of the New Notes protection in the event of a highly-leveraged transaction involving Pfizer or any of its affiliates or other events involving us that may adversely affect our creditworthiness or the value of the New Notes. The Pfizer Indenture also does not contain any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios or acquisitions and divestitures. The New Notes will not have the benefit of covenants that relate to subsidiary guarantees, liens and sale leaseback transactions that apply to other of our existing unsecured and unsubordinated notes.

Further Issues

Pfizer may, without the consent of the holders of the New Notes of any series, issue additional notes having the same ranking and the same interest rate, maturity date and other terms as the New Notes of any series. Any additional notes having such similar terms, together with the New Notes of the applicable series, will constitute a single series of debt securities under the indenture. No additional notes of any series may be issued if an event of default has occurred with respect to the notes of that series. Pfizer will not issue any additional notes intended to form a single series with the notes of any series, unless such further notes will be fungible with all notes of the same series for U.S. federal income tax purposes.

Optional Redemption of New Notes; No Sinking Fund

At our option, we may redeem each series of New Notes, in whole or in part, at any time and from time to time. The redemption price will be equal to the greater of the following amounts:

•	100% of the principal amount of the New Notes being redeemed on the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the New Notes being redeemed on that redemption date (not including the amount, if any, of accrued and unpaid interest to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined below), as determined by the Independent Investment Banker (as defined below), plus 25 basis points in the case of the New 2017 Notes, plus 50 basis points in the case of the New 2020 Notes, plus 50 basis points in the case of the New 2023 Notes and plus 30 basis points in the case of the New 2040 Notes;

plus, in each case, accrued and unpaid interest on the New Notes being redeemed to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on the applicable New Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the applicable New Notes and the Pfizer Indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 10 days, but not more than 60 days, before the redemption date to each registered holder of the New Notes to be redeemed. Once notice of redemption is mailed, the New Notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest applicable to such New Notes to, but excluding, the redemption date.

“Comparable Treasury Issue” means, for any series of New Notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the New Notes of such series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Notes of such series.

“Comparable Treasury Price” means, with respect to any redemption date and series of New Notes to be redeemed, (A) the average of the Reference Treasury Dealer Quotations for such redemption date and series, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of such Reference Treasury Dealer Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and Goldman, Sachs & Co. (or their respective affiliates that are Primary Treasury Dealers), and their respective successors, and any two other nationally recognized investment banking firms that we will appoint from time to time that are primary U.S. government securities dealers in the United States (a “Primary Treasury Dealer”); provided, however, that if any of the firms named in the preceding sentence shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date and series of New Notes to be redeemed, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for such series (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date for any series of New Notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

On and after the redemption date, interest will cease to accrue on the New Notes or any portion of the New Notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the New Notes to be redeemed on that date. If fewer than all of the New Notes of any series are to be redeemed, the New Notes to be redeemed shall be selected by lot by DTC, in the case of New Notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of New Notes that are not represented by a global security.

The New Notes are not entitled to the benefit of a sinking fund.

Consolidation, Merger or Sale

We have agreed not to consolidate with or merge into any other person or convey or transfer our properties and assets as an entirety or substantially as an entirety to any other person, unless:

(a)	the successor expressly assumes, by a supplemental indenture, the due and punctual payment of the principal of and any premium and/or any interest on all the applicable New Notes and the performance and observance of all of the covenants and conditions of the Pfizer Indenture that we would otherwise have to perform as if it were an original party to the Pfizer Indenture; and

(b)	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the Pfizer Indenture.

The successor will assume all our obligations under the Pfizer Indenture as if it were an original party to the Pfizer Indenture. After assuming such obligations, the successor will have all our rights and powers under the Pfizer Indenture.

Events of Default

Each of the following will constitute an Event of Default under the Pfizer Indenture with respect to New Notes of any series:

•	we fail to make the principal or any premium payment on any New Notes of such series when due;

•	we fail to pay interest on any New Notes of such series for 60 days after payment was due;

•	we fail to perform any other covenant in the Pfizer Indenture and this failure continues for 90 days after we receive written notice of it; or

•	we, or a court, take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

If an Event of Default with respect to outstanding New Notes of any series occurs and is continuing, then the trustee or the holders of at least 33% in principal amount of outstanding New Notes of that series may declare, in a written notice, the principal amount (or, if any of the securities of that series are original issue discount securities, such portion of the principal amount of such securities as specified in the terms thereof) plus accrued and unpaid interest on all New Notes of that series to be immediately due and payable. At any time after a declaration of acceleration with respect to New Notes of any series has been made, the holders of a majority in principal amount of the outstanding New Notes may rescind and annul the acceleration if:

•	the holders act before the trustee has obtained a judgment or decree for payment of the money due;

•	we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•	we have cured or the holders have waived all Events of Default, other than the non-payment of accelerated principal and interest with respect to New Notes of that series, as provided in the Pfizer Indenture.

If a default in the performance or breach of the Pfizer Indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding securities of all series affected thereby, by notice to the trustee, may waive any past Event of Default or its consequences under the Pfizer Indenture. However, an Event of Default cannot be waived with respect to any series of New Notes in the following two circumstances:

•	a failure to pay the principal of, and premium, if any, or interest on any New Notes of such series; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of New Notes of such series.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the Pfizer Indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. Holders of a majority in principal amount outstanding of any series of New Notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for such series of New Notes.

We are required to deliver an annual officers’ certificate to the trustee, stating whether we are in default in the performance and observance of any of the terms, provisions and conditions of the Pfizer Indenture, and, if we are in default, specifying all such defaults and the nature and status thereof.

Modification of Pfizer Indenture

Under the Pfizer Indenture, the rights of the holders may be modified through a supplemental indenture if the holders of a majority in aggregate principal amount of the outstanding New Notes of all series affected by the modification consent to it. No modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification reducing the percentage required for any such supplemental indenture or the percentage required for the waiver of certain defaults, and no modification of the foregoing provisions or any other provisions relating to the waiver of past defaults or the waiver of certain covenants, is effective against any holder without its consent.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the Pfizer Indenture. Subject to certain additional conditions, if we irrevocably deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the New Notes of a particular series, then at our option:

•	we will be discharged from our obligations with respect to the New Notes of such series; or

•	we will no longer be under any obligation to comply with certain restrictive covenants under the Pfizer Indenture, and certain Events of Default will no longer apply to us.

To exercise our defeasance option, we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent related to the defeasance have been complied with.

Concerning the Trustee

The trustee, The Bank of New York Mellon, has provided banking and investment services to us in the past and may do so in the future as a part of its regular business.

Governing Law

The Pfizer Indenture and the New Notes are governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

The Depository Trust Company (“DTC”), New York, New York, will act as securities depository for the New Notes. Each series of New Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered note certificates will be issued for each series of New Notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

Beneficial interests in the New Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, Société Anonyme, Luxembourg (“Clearstream Banking”). Investors may elect to hold interests in the New Notes through any of DTC, Euroclear or Clearstream Banking, if they are participants in these systems, or indirectly through organizations which are participants in these systems. Euroclear and Clearstream Banking hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which in turn hold the securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

Euroclear and Clearstream Banking have informed us that: Euroclear and Clearstream Banking each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream Banking provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream Banking also deal with domestic securities markets in several countries through established depository and custodial relationships. Euroclear and Clearstream Banking have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

Euroclear and Clearstream Banking customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream Banking is available to other institutions, which clear through or maintain a custodial relationship with an account holder of either system.

DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of New Notes under the DTC system must be made by or through Direct Participants, which receive a credit for the New Notes on DTC’s records. The ownership interest of each actual purchaser of each note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction.

Transfers of ownership interests in the New Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the New Notes except in the event that use of the book-entry system for the New Notes is discontinued. As a result, the ability of a person having a beneficial interest in the New Notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer notes evidenced by the global notes will be limited to such extent.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and another communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Beneficial Owners of notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the New Notes, such as redemptions, tenders, defaults, and proposed amendments to the documents related to the New Notes. For example, Beneficial Owners of notes may wish to ascertain that the nominee holding the New Notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices will be sent to DTC. If less than all of the New Notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the New Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the New Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, interest and premium, if any, on the New Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Investors electing to hold their New Notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC effected in U.S. dollars.

Investors electing to hold their New Notes through Euroclear or Clearstream Banking accounts will follow the settlement procedures applicable to conventional eurobonds.

Secondary market sales of book-entry interests in the New Notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC’s Settlement System. Secondary market sales of book-entry interests in the New Notes held through Euroclear or Clearstream Banking to purchasers of book-entry interests in the New Notes through Euroclear or Clearstream Banking will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream Banking and will be settled using the procedures applicable to conventional eurobonds.

DTC may discontinue providing its services as securities depository with respect to the New Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository).

We will not have any responsibility or obligation to participants in the DTC system or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the New Notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the beneficial owners of the New Notes.

The information in this section concerning DTC, Euroclear, Clearstream Banking and their book-entry systems has been obtained from sources that we believe to be reliable. Neither we, the trustee or the underwriters, dealers or agents are responsible for the accuracy or completeness of this information.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain anticipated U.S. federal income tax consequences relating to the exchange offers and consent solicitations and to the ownership and disposition of Pfizer Notes acquired pursuant to the exchange offers and consent solicitations. This discussion is limited to holders who hold Hospira Notes and will hold Pfizer Notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who acquire Pfizer Notes in connection with the exchange offers and consent solicitations. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Hospira Notes or Pfizer Notes in light of their personal circumstances or to holders subject to special tax rules including, among others, banks, financial institutions, insurance companies, dealers or traders in securities or currencies, regulated investment companies, real estate investment trusts, tax-exempt organizations (including private foundations), holders holding Hospira Notes or Pfizer Notes in tax-deferred accounts, holders holding Hospira Notes or Pfizer Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, holders who mark to market their securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, holders who are subject to the alternative minimum tax, or holders who are former U.S. citizens or U.S. residents, all of which may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any (i) U.S. federal income tax consequences to a Non-U.S. Holder (as defined below) that is (A) a nonresident alien individual who is present in the United States for 183 or more days during the relevant taxable year or (B) a corporation which operates through a U.S. branch, (ii) state, local or non-U.S. tax considerations or other U.S. federal tax considerations (e.g., estate or gift tax or the Medicare tax on net investment income) and (iii) except as specifically set forth below, any applicable tax reporting requirements. Furthermore, Hospira has taken the position for U.S. federal income tax purposes that the Hospira Notes are not “contingent payment debt instruments” within the meaning of the applicable Treasury Regulations and, therefore, the discussion below assumes that the Hospira Notes are not subject to the special rules governing “contingent payment debt instruments.” The discussion herein applies to each series of Hospira Notes and/or Pfizer Notes separately and not in the aggregate. Accordingly, holders should consider the tax consequences applicable to them on a series-by-series basis.

The discussion below is based on the Code, U.S. Treasury Regulations, published IRS rulings and administrative pronouncements, and published court decisions, each as in effect as of the date hereof, and any of which may be subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling will be sought from the IRS with respect to any statement or conclusion in this discussion, and no assurance can be given that the IRS will not challenge such statement or conclusion in this discussion or, if challenged, that a court will uphold such statement or conclusion. Holders should consult their tax advisors as to the particular tax consequences to them of the exchange offers and consent solicitations and of owning and disposing of Pfizer Notes in light of their particular circumstances, as well as the effect of any state, local, non-U.S. or other laws.

As used herein, the term “U.S. Holder” means a beneficial owner of Hospira Notes or Pfizer Notes that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, (x) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (y) that has a valid election in effect under U.S. Treasury Regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” is a beneficial owner of Hospira Notes or Pfizer Notes that is not a U.S. Holder and is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds Hospira Notes or Pfizer Notes, the tax treatment of the partnership and each partner will generally depend upon the activities of the partnership and the status of the partner. Partnerships owning Hospira Notes or Pfizer Notes received upon the exchange of Hospira Notes and partners in such partnerships should consult their tax advisors about the U.S. federal income tax considerations relating to the exchange offers and consent solicitations and the ownership and disposition of such Pfizer Notes.

THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER OF THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS AND THE OWNERSHIP AND DISPOSITION OF PFIZER NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS.

U.S. Holders

The Exchange Offers

Tender of Hospira Notes. The exchange of Hospira Notes for Pfizer Notes pursuant to the exchange offers and consent solicitations will be a taxable exchange for U.S. federal income tax purposes.

Subject to the discussion below under “—Early Participation Premium,” a U.S. Holder that exchanges Hospira Notes for Pfizer Notes pursuant to the exchange offers and consent solicitations generally will recognize gain or loss equal to the difference, if any, between (i) the sum of the amount of cash received and the “issue price” of the Pfizer Notes received in respect of the Hospira Notes (as discussed below under “—Issue Price”), reduced by an amount equal to the accrued interest on the Hospira Notes at the time of the exchange (which amount will be includable in such U.S. Holder’s gross income as interest income at the time of the exchange to the extent that it has not yet been included), and (ii) the U.S. Holder’s adjusted tax basis in the Hospira Notes. A U.S. Holder’s adjusted tax basis in a Hospira Note will generally equal the amount paid for the Hospira Note (x) increased by any market discount previously taken into account by the U.S. Holder in respect of the Hospira Note and (y) reduced (but not below zero) by any amortizable bond premium previously amortized on the Hospira Note.

Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on a Hospira Note (see below under “—Market Discount”), any gain or loss recognized in respect of a Hospira Note generally will be capital gain or loss, which will be long-term capital gain or loss if the U.S. Holder held the Hospira Note for more than one year as of the date of the exchange. The deductibility of capital losses is subject to limitations under the Code. A U.S. Holder generally will have an initial tax basis in a Pfizer Note received pursuant to the exchange offers and consent solicitations equal to its issue price (as defined below), and generally will commence a new holding period with respect to the Pfizer Note the day after the completion of the exchange.

Market Discount. The market discount provisions of the Code may apply to U.S. Holders of Hospira Notes who or that acquired the Hospira Notes in the secondary market. In general, a Hospira Note that was acquired by a U.S. Holder in the secondary market will be treated as having been acquired with market discount if the Hospira Note’s principal amount exceeds the tax basis of the Hospira Note in the U.S. Holder’s hands immediately after its acquisition, unless such excess was less than a statutorily defined de minimis amount.

Any gain recognized by a U.S. Holder with respect to a Hospira Note that was acquired with market discount will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Hospira Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes.

Issue Price. If a Pfizer Note is considered to be “publicly traded” for U.S. federal income tax purposes, the issue price of such Pfizer Note will, subject to the sentence below, generally equal its fair market value on the date of issuance. In accordance with applicable U.S. Treasury Regulations, we intend to determine the issue price of the Pfizer Notes by subtracting from such fair market value amount any Pfizer Note Pre-Issuance Accrued Interest (as defined below under “—Treatment of the Pfizer Notes—Stated Interest”). Although no assurances can be given in this regard, we believe that the Pfizer Notes are likely to be considered “publicly traded” for these purposes and intend to take this position for all relevant reporting and other purposes. We will provide investors with information regarding our determination of the issue price of the Pfizer Notes by publishing that information on our website. Our determination of the issue price of the Pfizer Notes is binding upon a holder unless such holder explicitly discloses to the IRS, on a timely filed U.S. federal income tax return for the taxable year that includes the date of the exchange, that its determination is different from ours, the reasons for the different determination, and how such holder determined the issue price.

Early Participation Premium. The U.S. federal income tax treatment of the receipt of the Early Participation Premium is unclear and we have not requested a ruling from the IRS with respect thereto. We intend to take the position that any Early Participation Premium is additional consideration for the tendered Hospira Notes, in which case the Early Participation Premium would be treated as part of the amount paid to the U.S. Holder in respect of such Hospira Notes, as provided above in “—Tender of Hospira Notes.” Alternatively, the Early Participation Premium may be treated as interest or a separate fee that would be subject to tax as ordinary income. There can be no assurance that the IRS will not successfully challenge the position that we intend to take. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax treatment of the receipt of the Early Participation Premium.

Treatment of the Pfizer Notes

Stated Interest. Subject to the following sentence, interest on the Pfizer Notes will generally be included in the income of a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. However, a U.S. Holder should not include in income the portion of the first payment of interest on a Pfizer Note that is attributable to accrued interest on the Hospira Notes as of the time of the exchange and should instead treat such portion as a non-taxable return of principal (such amount is referred to as the “Pfizer Note Pre-Issuance Accrued Interest”).

Original Issue Discount. As described above, because we intend to determine the issue price of the Pfizer Notes by reference to the fair market value of the Pfizer Notes on the applicable exchange date, we cannot know before the applicable exchange date whether any series of the Pfizer Notes will have original issue discount (“OID”). If the principal amount of any Pfizer Note exceeds the issue price of the Pfizer Note by at least a statutorily specified de minimis amount (which is generally 1/4 of one percent of the principal amount multiplied by the number of complete years to maturity), the difference will constitute OID for U.S. federal income tax purposes. A U.S. Holder of a Pfizer Note that is issued with OID will, regardless of such U.S. holder’s method of accounting, be required to include the OID in income (as ordinary income) as it accrues in accordance with a constant yield method based upon a compounding of interest and before receiving the cash to which that income is attributable.

Amortizable Bond Premium on Pfizer Notes. If a U.S. Holder’s initial tax basis in a Pfizer Note is greater than the principal amount of the Pfizer Note, the U.S. Holder will be considered to have acquired the Pfizer Note with “amortizable bond premium.” A U.S. Holder generally may elect to amortize the premium over the remaining term of the Pfizer Note on a constant yield method as an offset to interest when includible in income under a U.S. Holder’s regular accounting method. An election to amortize premium on a constant yield method will also apply to all other taxable debt instruments held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year for which the election is made. Such an election may not be revoked without the consent of the IRS.

Sale or Other Taxable Disposition of Pfizer Notes. Upon the sale, exchange, optional redemption, retirement or other taxable disposition of a Pfizer Note, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between (1) the sum of cash plus the fair market value of all other property received on such disposition in respect of the Pfizer Note (except to the extent such cash or property is attributable to accrued but unpaid interest, which will generally be taxable as ordinary income as described above to the extent not previously included in income) and (2) the U.S. Holder’s adjusted tax basis in the Pfizer Note. A U.S. Holder’s adjusted tax basis in a Pfizer Note will generally equal its initial tax basis in the Pfizer Note, (x) increased by any OID that it previously included in income with respect to the Pfizer Note, and (y) decreased by any bond premium that it previously amortized with respect to the Pfizer Note. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Pfizer Note exceeds one year. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The Exchange Offers

Tender of Hospira Notes. As discussed above under “U.S. Holders—The Exchange Offers—Tender of Hospira Notes,” the exchange of Hospira Notes for Pfizer Notes pursuant to the exchange offers and consent solicitations will constitute a taxable exchange for U.S. federal income tax purposes. However, subject to the discussion in the next paragraph and the discussion below under “—Payments of Interest” and “—Early Participation Premium,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on the Non-U.S. Holder’s exchange of Hospira Notes pursuant to the exchange offers and consent solicitations. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal tax consequences of the exchange offers and consent solicitations.

A Non-U.S. Holder generally will be subject to U.S. federal income tax on any gain realized on the exchange that is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) in the same manner as if such holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax at a rate of 30% (or lower treaty rate, if applicable) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Payments of Interest. Any amount received pursuant to the exchange offers and consent solicitations with respect to a Hospira Note that is attributable to accrued but unpaid interest will generally not be subject to U.S. federal income or withholding tax provided that (i) such Non-U.S. Holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of Hospira’s stock entitled to vote, (B) is not a controlled foreign corporation that is related to Hospira through stock ownership for U.S. federal income tax purposes, and (C) is not a bank receiving certain types of interest, and (ii) the applicable withholding agent has received appropriate documentation from the Non-U.S. Holder (e.g., IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form)) establishing that the Non-U.S. Holder is not a U.S. person for U.S. federal income tax purposes and certain other certification requirements are satisfied.

A Non-U.S. Holder generally will, however, be subject to U.S. federal income tax on amounts received pursuant to the exchange offers and consent solicitations that are attributable to accrued but unpaid interest on the Hospira Notes if such accrued but unpaid interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States). A Non-U.S. Holder that is subject to U.S. federal income tax on accrued but unpaid interest under the rules described in the preceding sentence will not be subject to U.S. federal withholding tax on any such accrued but unpaid interest if the holder satisfies certain certification requirements under penalty of perjury (generally through the provision of a properly executed IRS Form W-8ECI or other applicable form). Accrued but unpaid interest that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) will be subject to tax in the same manner as if such holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax at a rate of 30% (or lower treaty rate, if applicable) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

A Non-U.S. Holder that does not qualify for an exemption from U.S. federal withholding tax under the rules described above will generally be subject to withholding at a rate of 30% (or lower treaty rate, if applicable) on amounts received pursuant to the exchange offers and consent solicitations that are attributable to accrued but unpaid interest received on the Hospira Notes.

Early Participation Premium. As discussed above under “U.S. Holders—The Exchange Offers—Early Participation Premium,” the U.S. federal income tax treatment of the Early Participation Premium is unclear. We intend to take the position that any Early Participation Premium is additional consideration for the tendered Hospira Notes, in which case the Early Participation Premium would be treated as part of the amount paid to the Non-U.S. Holder in respect of such Hospira Notes, as provided above under “—Tender of Hospira Notes.” Alternatively, the Early Participation Premium may be treated as interest or a separate fee and thus may be subject to U.S. federal withholding tax at a 30% rate (or lower applicable treaty rate). If, however, the interest or separate fee is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States), the interest or separate fee will generally be exempt from U.S. federal withholding tax if the Non-U.S. Holder provides a properly executed IRS Form W-8ECI or other applicable form. There can be no assurance that the IRS will not successfully challenge the position that we intend to take. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax treatment of the receipt of the Early Participation Premium, the availability of a refund of any U.S. withholding tax, and the provisions of any applicable income tax treaties which may provide different rules from those described above.

Treatment of the Pfizer Notes

Payments of Interest. Payments of interest (including OID) on Pfizer Notes received pursuant to the exchange offers and consent solicitations will generally not be subject to U.S. federal income or withholding tax, subject to the conditions described above under “Non-U.S. Holders—The Exchange Offers—Payments of Interest” (substituting references to Pfizer for references to Hospira for purposes of clauses (i)(A) and (i)(B) in the first paragraph of such section).

Sale or Other Taxable Disposition of Pfizer Notes. Any gain realized by a Non-U.S. Holder on the sale, exchange, optional redemption, retirement or other taxable disposition of a Pfizer Note (except with respect to accrued and unpaid interest, which would be treated as described above) will generally not be subject to U.S. federal income tax. As discussed above under “Non-U.S. Holders—The Exchange Offers—Tender of Hospira Notes,” a Non-U.S. Holder generally will, however, be subject to U.S. federal income tax on any gain realized in a taxable disposition of a Pfizer Note that is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States).

Holders Not Tendering in the Exchange Offers

In General

The U.S. federal income tax treatment of holders who do not tender their Hospira Notes pursuant to the exchange offers and consent solicitations will depend upon whether the adoption of the proposed amendments results in a “deemed” exchange of such Hospira Notes for U.S. federal income tax purposes to such non-tendering holders. In general, the modification of a debt instrument will result in a deemed exchange of an “old” debt instrument for a “new” debt instrument (upon which gain or loss may be realized) if such modification is “significant” within the meaning of applicable Treasury Regulations. Under these Treasury Regulations, a modification is “significant” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights and obligations that are altered and the degree to which they are altered are “economically significant.” The Treasury Regulations further provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The Treasury Regulations do not define “customary accounting or financial covenants.” We intend to treat the adoption of the proposed amendments as deletions of or alterations to customary accounting or financial covenants so as not to constitute a significant modification to the terms of the Hospira Notes with respect to non-tendering holders. If adoption of the proposed amendments does not constitute a significant modification of the Hospira Notes, then non-tendering holders should not recognize gain or loss as a result of the adoption of the proposed amendments. There can be no assurance that the IRS will not successfully challenge the position that we intend to take.

U.S. Holders

If the IRS successfully asserts that the adoption of the proposed amendments resulted in a deemed exchange of the “old” Hospira Notes for “new” Hospira Notes to non-tendering U.S. Holders, whether such deemed exchange would be taxable to a non-tendering U.S. Holder would depend upon, among other things, whether such exchange qualifies as a tax-free recapitalization for U.S. federal income tax purposes. Such qualification may not be clear and will generally depend on whether the “old” and “new” Hospira Notes constitute “securities” for U.S. federal income tax purposes. If a deemed exchange does not qualify as a tax-free recapitalization, non-tendering U.S. Holders would generally recognize taxable gain or loss (which loss may be subject to deferral under the “wash sale” provisions of the Code) on the deemed exchange. U.S. Holders should consult their tax advisors as to the possibility that any such deemed exchange could qualify as a recapitalization for U.S. federal income tax purposes and the amount and character of any gain or loss that would be recognized in the case of a taxable deemed exchange, as well as the possibility of the “new” Hospira Notes being issued with OID.

Non-U.S. Holders

Non-U.S. Holders who do not tender their Hospira Notes should experience no material U.S. federal income tax consequences if the adoption of the proposed amendments is not treated as resulting in a deemed exchange. Even if the adoption of the proposed amendments results in a deemed exchange, Non-U.S. Holders generally would not be subject to U.S. federal income tax on such deemed exchange except as described above under “Non-U.S. Holders—The Exchange Offers—Tender of Hospira Notes” and “—Payments of Interest.”

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

Withholding at a rate of 30% will generally be required in certain circumstances on interest payable on and, after December 31, 2016, gross proceeds from the disposition of, Pfizer Notes (or, if the adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, Hospira Notes that are not tendered in the exchange offers and consent solicitations) held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Pfizer Notes (or, if the adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, Hospira Notes that are not tendered in the exchange offers and consent solicitations) are held will affect the determination of whether such withholding is required. Similarly, interest payable on and, after December 31, 2016, gross proceeds from the disposition of, Pfizer Notes (or, if the adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, Hospira Notes that are not tendered in the exchange offers and consent solicitations) held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the payor generally will be required to provide to the IRS. Holders should consult their tax advisors regarding the possible implications of these rules in their particular situations.

LEGAL MATTERS

Margaret M. Madden, our Vice President and Corporate Secretary, Chief Counsel—Corporate Governance, has passed upon the validity of the securities for us. Ms. Madden beneficially owns, or has the right to acquire under our employee benefit plans, an aggregate of less than 1% of the outstanding shares of our common stock. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is also acting as legal counsel to us in connection with the exchange offers and consent solicitations. Simpson Thacher & Bartlett LLP, New York, New York, will pass upon certain legal matters relating to the exchange offers and consent solicitations for the dealer managers.

EXPERTS

The consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2014 and 2013 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. The filings are also available on our website at http://www.pfizer.com.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT, AND THE DEALER MANAGERS HAVE NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE AND THE DEALER MANAGERS TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.

•	Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 27, 2015;

•	Pfizer’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, 2015 filed on May 7, 2015 and June 28, 2015 filed on August 6, 2015;

•	Portions of Pfizer’s Definitive Proxy Statement on Schedule 14A, filed on March 12, 2015, that are incorporated by reference into Part III of Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and

•	Pfizer’s Current Reports on Form 8-K filed January 27, 2015, February 6, 2015, February 10, 2015, April 28, 2015 (relating to Items 2.02 and 9.01), April 28, 2015 (relating to Item 5.07), May 14, 2015, June 25, 2015, July 28, 2015 and September 3, 2015.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered by this prospectus are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference in this prospectus. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

Vice President and Corporate Secretary

Pfizer Inc.

235 East 42nd Street

New York, NY 10017-5755

(212) 733-2323

The information contained in our website does not constitute a part of this prospectus.

Pfizer Inc.

OFFERS TO EXCHANGE

ALL OUTSTANDING NOTES OF HOSPIRA, INC. AND SOLICITATIONS OF CONSENTS TO AMEND THE RELATED INDENTURE AND NOTES

PROSPECTUS

The Exchange Agent for the Exchange Offers and the Consent Solicitations is:

Global Bondholder Services Corporation

By Facsimile (Eligible Institutions Only): (212) 430-3775 or (212) 430-3779	By Mail or Hand: 65 Broadway—Suite 404 New York, New York 10006

Any questions or requests for assistance may be directed to the dealer managers at the addresses and telephone numbers set forth below. Requests for additional copies of this prospectus and the letter of transmittal and consent may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the exchange offers and the consent solicitations.

The Information Agent for the Exchange Offers and the Consent Solicitations is:

Global Bondholder Services Corporation

65 Broadway—Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

All others call toll free: (866) 470-3900

The Dealer Managers for the Exchange Offers and the Consent Solicitations are:

Citigroup 390 Greenwich Street, 1st Floor New York, New York 10013 Attention: Liability Management Group (800) 558-3745 (toll free) (212) 723-6106 (collect)	Goldman, Sachs & Co. 200 West Street New York, New York 10282 Attention: Liability Management Group (800) 828-3182 (toll free) (212) 902-5183 (collect)

Part II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, organization or enterprise at the request of the corporation, against all liability and expenses (including, but not limited to, attorneys’ fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, in which he/she may be involved by reason of the fact that he/she served or is serving in these capacities, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his/her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of his/her duty to the corporation, except for such expenses as the court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit or proceeding or with respect to any claim, issue or matter therein, shall be indemnified against all expenses in connection therewith or resulting therefrom.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when such provision becomes effective.

Pursuant to Article V, Section 1 of the By-Laws, we will indemnify and hold harmless Directors and officers who were or are made or are threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by applicable law as it presently exists or is amended. We have entered into agreements with our Directors and certain of our officers requiring us to indemnify such persons to the fullest extent permitted by the By-Laws. We also maintain insurance coverage relating to certain liabilities of directors and officers.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description

3.1	Restated Certificate of Incorporation dated April 12, 2004 (incorporated by reference from Pfizer Inc.’s Quarterly Report on Form 10-Q for the period ended March 28, 2004 (File No. 001-03619))

3.2	Amendment dated May 1, 2006 to Restated Certificate of Incorporation dated April 12, 2004 (incorporated by reference from Pfizer Inc.’s Quarterly Report on Form 10-Q for the period ended July 2, 2006 (File No. 001-03619))

3.3	By-Laws, as amended December 16, 2013 (incorporated by reference from Pfizer Inc.’s Current Report on Form 8-K filed on December 19, 2013 (File No. 001-03619))

4.1	Indenture, dated as of January 30, 2001, between Pfizer Inc. and The Chase Manhattan Bank (incorporated by reference from Pfizer Inc.’s Current Report on Form 8-K filed on January 30, 2001 (File No. 001-03619))

Exhibit No.	Description

4.2*	Indenture, dated as of June 14, 2004, between Hospira, Inc. and LaSalle Bank National Association, as trustee

4.3*	Second Supplemental Indenture, dated as of April 30, 2009, between Hospira, Inc. and Union Bank, N.A., as successor trustee and Bank of America, N.A., as successor by merger to LaSalle Bank National Association, as resigning trustee

4.4*	Form of Third Supplemental Indenture, between Hospira, Inc. and Union Bank, N.A., as trustee

4.5*	Form of Fifth Supplemental Indenture, between Pfizer Inc. and The Bank of New York Mellon (formerly known as The Bank of New York), as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee

4.6*	Form of Pfizer Inc.’s 6.05% Notes due 2017 (included as part of Exhibit 4.5)

4.7*	Form of Pfizer Inc.’s 5.20% Notes due 2020 (included as part of Exhibit 4.5)

4.8*	Form of Pfizer Inc.’s 5.80% Notes due 2023 (included as part of Exhibit 4.5)

4.9*	Form of Pfizer Inc.’s 5.60% Notes due 2040 (included as part of Exhibit 4.5)

4.10*	Form of Hospira, Inc.’s 6.05% Notes due 2017

4.11*	Form of Hospira, Inc.’s 5.20% Notes due 2020

4.12*	Form of Hospira, Inc.’s 5.80% Notes due 2023

4.13*	Form of Hospira, Inc.’s 5.60% Notes due 2040

5.1*	Opinion of Margaret M. Madden, Vice President and Corporate Secretary, Chief Counsel—Corporate Governance of Pfizer Inc. as to the validity of the new Pfizer Notes

12.1*	Statement regarding computation of Ratio of Earnings to Fixed Charges

21.1*	List of subsidiaries

23.1*	Consent of KPMG LLP, independent registered public accounting firm for Pfizer Inc.

23.2*	Consent of Margaret M. Madden (included as part of Exhibit 5.1)

24.1*	Power of Attorney

25.1*	Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended

99.1	Amended and Restated Letter of Transmittal and Consent

*Previously	filed.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•	Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)	The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on the 16th day of September, 2015.

PFIZER INC.
Registrant

By:	/s/ Margaret M. Madden
Margaret M. Madden
Vice President and Corporate Secretary,
Chief Counsel—Corporate Governance

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ian C. Read	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

* Frank A. D’Amelio	Executive Vice President, Business Operations and Chief Financial Officer (Principal Financial Officer)

* Loretta V. Cangialosi	Senior Vice President—Controller (Principal Accounting Officer)

* Dennis A. Ausiello	Director

* W. Don Cornwell	Director

* Joseph J. Echevarria	Director

Signature	Title	Date

* Frances D. Fergusson	Director

* Helen H. Hobbs	Director

* James M. Kilts	Director

* Shantanu Narayen	Director

* Suzanne Nora Johnson	Director

* Stephen W. Sanger	Director

* James C. Smith	Director

* By:	/s/ Margaret M. Madden	September 16, 2015
Name: Margaret M. Madden
Title: Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Restated Certificate of Incorporation dated April 12, 2004 (incorporated by reference from Pfizer Inc.’s Quarterly Report on Form 10-Q for the period ended March 28, 2004 (File No. 001-03619))

3.2	Amendment dated May 1, 2006 to Restated Certificate of Incorporation dated April 12, 2004 (incorporated by reference from Pfizer Inc.’s Quarterly Report on Form 10-Q for the period ended July 2, 2006 (File No. 001-03619))

3.3	By-Laws, as amended December 16, 2013 (incorporated by reference from Pfizer Inc.’s Current Report on Form 8-K filed on December 19, 2013 (File No. 001-03619))

4.1	Indenture, dated as of January 30, 2001, between Pfizer Inc. and The Chase Manhattan Bank (incorporated by reference from Pfizer Inc.’s Current Report on Form 8-K filed on January 30, 2001 (File No. 001-03619))

4.2*	Indenture, dated as of June 14, 2004, between Hospira, Inc. and LaSalle Bank National Association, as trustee

4.3*	Second Supplemental Indenture, dated as of April 30, 2009, between Hospira, Inc. and Union Bank, N.A., as successor trustee and Bank of America, N.A., as successor by merger to LaSalle Bank National Association, as resigning trustee

4.4*	Form of Third Supplemental Indenture, between Hospira, Inc. and Union Bank, N.A., as trustee

4.5*	Form of Fifth Supplemental Indenture, between Pfizer Inc. and The Bank of New York Mellon (formerly known as The Bank of New York), as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee

4.6*	Form of Pfizer Inc.’s 6.05% Notes due 2017 (included as part of Exhibit 4.5)

4.7*	Form of Pfizer Inc.’s 5.20% Notes due 2020 (included as part of Exhibit 4.5)

4.8*	Form of Pfizer Inc.’s 5.80% Notes due 2023 (included as part of Exhibit 4.5)

4.9*	Form of Pfizer Inc.’s 5.60% Notes due 2040 (included as part of Exhibit 4.5)

4.10*	Form of Hospira, Inc.’s 6.05% Notes due 2017

4.11*	Form of Hospira, Inc.’s 5.20% Notes due 2020

4.12*	Form of Hospira, Inc.’s 5.80% Notes due 2023

4.13*	Form of Hospira, Inc.’s 5.60% Notes due 2040

5.1*	Opinion of Margaret M. Madden, Vice President and Corporate Secretary, Chief Counsel—Corporate Governance of Pfizer Inc. as to the validity of the new Pfizer Notes

12.1*	Statement regarding computation of Ratio of Earnings to Fixed Charges

21.1*	List of subsidiaries

23.1*	Consent of KPMG LLP, independent registered public accounting firm for Pfizer Inc.

23.2*	Consent of Margaret M. Madden (included as part of Exhibit 5.1)

24.1*	Power of Attorney

25.1*	Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended

99.1	Amended and Restated Letter of Transmittal and Consent

*Previously filed.